UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☑ Filed by the registrant	☐ Filed by a party other than the registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

JACK IN THE BOX INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

JACK IN THE BOX INC.

January 27, 2020

Dear Fellow Stockholder:

We invite you to attend the Jack in the Box Inc. 2020 Annual Meeting of Stockholders. The meeting will be held on Friday, February 28, 2020, at 8:30 a.m. Pacific Standard Time at the offices of Jack in the Box Inc., 9330 Balboa Avenue, San Diego, CA 92123. In the following pages, you will find the Notice of Annual Meeting of Stockholders as well as a Proxy Statement describing the business to be conducted at the meeting. We have also enclosed a copy of our Annual Report on Form 10-K for the fiscal year ended September 29, 2019, for your information.

To assure that your shares are represented at the meeting, please mark your choices on the enclosed proxy card, sign and date the card, and return it promptly in the postage-paid envelope provided. We also offer stockholders the opportunity to vote their shares over the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about voting. If you hold your shares through an account with a broker, bank, or other financial institution, please follow the instructions you receive from them to vote your shares. If you are able to attend the meeting and wish to vote your shares in person, you may do so at any time before the proxy is voted at the meeting.

Sincerely,

Leonard A. Comma

Chairman of the Board and Chief Executive Officer

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on February 28, 2020

The Jack in the Box Inc. Proxy Statement and Annual Report on Form 10-K for the

fiscal year ended September 29, 2019, are available electronically at

http://investors.jackinthebox.com

INFORMATION REGARDING ADMISSION TO THE ANNUAL MEETING

Everyone attending the 2020 Annual Meeting of Stockholders will be required to present both proof of ownership of Jack in the Box Inc. Common Stock and a valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker or other financial institution, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not have both proof of ownership of Jack in the Box Inc. stock and a valid picture identification, you may be denied admission to the Annual Meeting. Cameras, sound or video recording devices, and large bags or packages will not be allowed in the meeting room.

JACK IN THE BOX INC.

9330 Balboa Avenue

San Diego, California 92123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 28, 2020

The 2020 Annual Meeting of Stockholders of Jack in the Box Inc. will be held on Friday, February 28, 2020, at 8:30 a.m. Pacific Standard Time, at the offices of Jack in the Box Inc., 9330 Balboa Avenue, San Diego, CA 92123 for the following purposes:

1.	To elect the ten Directors specified in this Proxy Statement to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending September 27, 2020;

3.	To provide an advisory vote regarding the compensation of our named executive officers (“Say on Pay”) for the fiscal year ended September 29, 2019, as set forth in the Proxy Statement; and

4.	To consider such other business as may properly come before the meeting and any adjournments or postponements thereof.

These matters are more fully described in the attached Proxy Statement, which is made a part of this notice.

Our Board of Directors recommends a vote “FOR” proposals 1 through 3. You are entitled to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) only if you were a Jack in the Box Inc. stockholder as of the close of business on December 30, 2019, the record date for the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, at the Annual Meeting, and for a period of ten days prior to the Annual Meeting, during regular business hours at our principal offices located at 9330 Balboa Avenue, San Diego, CA 92123.

Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares via the toll-free telephone number, over the Internet, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the envelope provided.

San Diego, California

January 27, 2020

By order of the Board of Directors,

Phillip H. Rudolph

Executive Vice President, Chief Legal & Risk Officer and Corporate Secretary

INFORMATION REGARDING ADMISSION TO THE ANNUAL MEETING

Everyone attending the 2020 Annual Meeting of Stockholders will be required to present both proof of ownership of Jack in the Box Inc. Common Stock and a valid picture identification, such as a driver’s license or passport. If your shares are held in the name of a bank, broker or other financial institution, you will need a recent brokerage statement or letter from such entity reflecting your stock ownership as of the record date. If you do not have both proof of ownership of Jack in the Box Inc. stock and a valid picture identification, you may be denied admission to the Annual Meeting. Cameras, sound or video recording devices, and large bags or packages will not be allowed in the meeting room.

PROXY SUMMARY

PROXY SUMMARY

This is a summary only, and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	8:30 a.m. P.S.T., February 28, 2020

• Place	9330 Balboa Avenue, San Diego, California 92123

• Record date	December 30, 2019

• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

• Admission	Proof of ownership and picture identification is required to enter Jack in the Box Inc.’s annual meeting.

Voting Matters

Stockholders are being asked to vote on the following matters:

Items of Business	Our Board’s Recommendation

1. Election of Directors (page 15)	FOR all Nominees

2. Ratification of KPMG LLP as Independent Registered Public Accountants for FY 2020 (page 34)	FOR

3. Advisory Vote to Approve Executive Compensation (page 35)	FOR

Stockholders also will transact any other business that may properly come before the meeting.

How to Vote

You are entitled to vote at the 2020 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on December 30, 2019, the record date for the meeting. On the record date, there were approximately 23,088,516 shares of the Company’s common stock outstanding and entitled to vote at the annual meeting. For more details on voting and the annual meeting logistics, refer to the “Questions and Answers” section of this Proxy Statement.

2    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROXY SUMMARY

Corporate Governance Highlights

Jack in the Box Inc. (“Jack in the Box” or the “Company”) is committed to good corporate governance, which we believe promotes the long-term interests of stockholders and strengthens Board and Management accountability. We believe good governance also fosters trust in the Company by all our stakeholders, including our guests, employees, franchisees, suppliers and the communities we serve. The “Corporate Governance” section of this Proxy Statement describes our governance framework, which includes the following features:

•	Annual election of directors, with majority voting

•	Ten of our 11 directors are independent

•	Regular executive sessions of independent directors

•	Annual evaluation of CEO/Chairman by independent directors

•	Policy restricting directors to service on no more than three other public company boards

•	No supermajority standards — stockholders may amend bylaws or charter by majority vote

•	Stockholder right to act by written consent

•	CEO/Chairman and other members of Management regularly meet with the investment community, and Board is informed of feedback through Investor Relations update at each Board meeting

•	Annual assessment of Board leadership structure

•	Annual Board, committee and individual director evaluations

•

Policy requiring long-tenured directors (more than 12 years on the Board) to submit voluntary offer to resign and be reviewed by Nominating & Governance Committee with respect to continued effectiveness

•	Lead independent director with restaurant and franchise experience and oversight of independent directors’ executive sessions and information flow to the Board

•	Risk oversight by full Board and designated committees

•	No poison pill in place

•	Prohibition of hedging, pledging and short sales by Section 16 officers and by Company directors.

•	Formal ethics Code of Conduct, ethics hotline and ethics training and communications to all employees to reinforce a culture of integrity

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    3

PROXY SUMMARY

Fiscal 2019 Review

Fiscal 2019 was the Company’s first full year as an asset-light, single-brand organization. Several restructuring efforts were completed during the year, including the completion of the transition services agreement with Qdoba Restaurant Corporation. Through implementation of a securitization transaction ("Securitization") in the fiscal year, the Company achieved its target leverage ratio of approximately five times EBITDA. In addition to these structural changes, the Company continued to drive systemwide financial and operational performance. In fiscal 2019, we achieved our ninth consecutive year of same-store sales growth.

Returns to Stockholders

The Company returned more than $165 million to shareholders through stock buybacks and dividends. The Company’s stock price increased 7.3% to $90.45 per share at fiscal year-end (“FYE”) 2019, versus $83.83 at FYE 2018.

Financial and Operational Results

•	Systemwide same-store sales(1) increased 1.3% over prior year, marking the ninth consecutive year of same-store sales growth.

•	Operating Earnings Per Share(2) (“Operating EPS”) of $4.35 per share increased 14.8% from the prior year.

•	Adjusted EBITDA(3) increased 1.8% to $269.0 million, compared with $264.2 million in the prior year.

•	Operating EBIT(4) was $207.8 million, a 6% increase versus $196 million in the prior year.

•	Restaurant Level Margin(5) decreased by 20 basis points to 26.2% of company restaurant sales.

•	Through implementation of a securitization in the fiscal year, the Company achieved its target leverage of approximately five times EBITDA.

Incentive Compensation Outcomes

•

For Jack in the Box Operating Earnings Before Interest and Taxes (“Operating EBIT”),(4) the result (weighted 70%) was 149% of target goal, and Jack in the Box Restaurant Level Margin(5) performance (weighted 30%) was 54% of target goal. Accordingly, the CEO and other NEOs received annual incentive payouts of 120.5% of target incentive.

•

For PSUs vested and payable in 2019 (granted in November 2016), the Jack in the Box Return on Invested Capital (ROIC)(6) at FYE19 result was 150% of target, and Systemwide Sales results for the three-fiscal year performance period covering fiscal 2017-2019 (the “Performance Period”) (with goals established at the beginning of each fiscal year of the Performance Period) was 40% of target. In total, the CEO and other NEOs received a weighted payout of 95% of the target number of PSUs granted.

(1)

Systemwide same-store sales represents changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

(2)

Operating Earnings Per Share is a non-GAAP measure that represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company operated restaurants, restructuring charges, loss on early termination of interest rate swaps, loss on early extinguishment of debt, the non-cash impact of the Tax Cuts and Jobs Act in fiscal year 2018, and the excess tax benefits from share-based compensation arrangements. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(3)

Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, and the amortization of franchise tenant improvement allowances and other. See Appendix A - Reconciliation of non-GAAP measurements to GAAP Results.

(4)

Operating EBIT is a non-GAAP measure defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants, restructuring costs, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(5)

Restaurant Level Margin is defined as Company restaurant sales less restaurant operating costs (food and packaging, payroll and employee benefits, and occupancy and other costs) and is neither required by, nor presented in accordance with GAAP. Restaurant Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(6)

Adjusted ROIC is calculated as after-tax earnings from operations, excluding gains or losses on the sale of company-operated restaurants and restructuring charges, divided by average invested capital (which excludes accumulated other comprehensive income or loss related to the Company’s retirement plans).

4    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROXY SUMMARY

Board Nominees (Proposal 1)

We understand the importance of having a Board comprised of talented people with the highest integrity and the necessary skills and qualifications to oversee our business. The following table provides summary information about our director nominees (all current Directors), who have a diverse and balanced skill set including extensive financial, marketing, consumer brand, franchise, restaurant and retail experience. We encourage you to review the qualifications, skills and experience of each of our Directors on pages 15-21.(1)

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships				Other Public Company Boards
					AC	CC	NG	FC

Leonard A. Comma (Chairman of the Board)	50	2014	CEO, Jack in the Box Inc.	No					-

David L. Goebel (Lead Director)	69	2008	Partner & Faculty Member, Merryck & Co. Ltd.	Yes		x	x		• Wingstop Inc.

Jean M. Birch	60	2019	Director (Former Chairman and CEO of Papa Murphy’s Holdings, Inc.)	Yes		x	x		• CorePoint Lodging Inc., • Forrester Research, Inc.

John P. Gainor	63	2019	Director (Former President & CEO, International Dairy Queen)	Yes		x	x		• Saia, Inc.

Sharon P. John	55	2014	President & CEO, Build-A-Bear Workshop, Inc.	Yes		x	x		• Build-a-Bear Workshop, Inc.

Madeleine A. Kleiner	68	2011	Director (Retired hotel & banking executive attorney)	Yes	x				• Northrop Grumman Corp.

Michael W. Murphy	62	2002	Director (Retired President & CEO Sharp HealthCare)	Yes		x		x	-

James M. Myers	62	2010	Director (Retired retail CEO and Board Chair)	Yes	x				-

David M. Tehle	63	2004	Director (Retired retail CFO)	Yes				x	• US Foods Holding Corp., • National Vision, Inc.

Vivien M. Yeung	47	2017	Director Strategy consultant for companies and non-profits	Yes	x		x		-

Chair	AC Audit Committee	FC Finance Committee
x Member	CC Compensation Committee
NG Nominating and Governance Committee

Director Attendance — During the time each director nominee served on the Board in fiscal 2019, each attended more than 75% of the meetings of the Board and committees on which he or she served.

(1)

Director John T. Wyatt, the current Compensation Committee Chair, will not be standing for re-election at the Annual Meeting and will be departing as a Director immediately following the Meeting. Mr. Wyatt’s departure is in no way due to any disagreement with the Company nor is it the result of a removal “for cause.” Prior to the Annual Meeting, it is anticipated that the Board will elect to reduce the number of Board seats from eleven to ten. Following the Annual Meeting it is expected that the Company will have no open Director seats.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    5

PROXY SUMMARY

Board Composition — The charts below show Board makeup for 2019 by various characteristics. For more information on our philosophy regarding the recruitment and diversity of Board members and our Board refreshment policies, please see pages 26-27.

Auditors (Proposal 2)

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accountants for fiscal 2020. Although stockholder ratification of the appointment is not required, the Audit Committee believes it is appropriate to seek such ratification. Additional information is provided on pages 33-34.

2019 Auditor Fees

Audit Fees	$1,118,963

Tax or Other Fees	$ 0

Securitization Related Audit Fees	$ 265,000

KPMG Total Fees	$1,383,963

6    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROXY SUMMARY

Executive Compensation (Proposal 3)

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our NEOs for fiscal 2019 (“Say on Pay”). The Board values stockholders’ opinions, and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•

Our CD&A, starting at page 37, describes the compensation decision-making process, details our programs and policies, and includes an illustration of our compensation framework and key fiscal 2019 performance measures and pay actions.

•	Our executive compensation programs are built on the following principles and objectives:

•

Competitive target pay structure, including base salary, annual incentive, and long-term incentives that enable us to attract and retain talented, experienced executives who can deliver successful business performance and drive long- term stockholder value.

•

Pay for performance alignment, with the largest proportion of executive pay in the form of annual and long-term incentives that directly tie payouts, if any, to the achievement of corporate goals and strategies.

•	Comprehensive goal setting, with financial, operational, and strategic performance metrics that drive long-term stockholder value.

•	Executive alignment with stockholders, through stock ownership and holding requirements that build and maintain an executive’s equity investment in the company.
•	Incentivizing balanced short-term and long-term executive decision-making, through variable compensation components (cash and stock) using varying timeframes.

•	Sound governance practices and principles in plan design and pay decisions, with the Compensation Committee considering both what and how performance is achieved.

•

Management of compensation risk, by establishing incentive goals that avoid placing too much emphasis on any one metric or performance time horizon, thereby discouraging excessive or unwise risk-taking.

•	Our stockholders approved each of the prior five years’ Say on Pay proposals by over 98% of votes cast.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    7

PROXY SUMMARY

Compensation Governance Practices

The company has several governance practices that we believe support the soundness and efficacy of our compensation programs. In short:

What We Do

Compensation Committee composed entirely of independent directors, who meet regularly in executive session without Management present. Pages 25, 46.

Independent compensation consultant who works exclusively for the Compensation Committee (no other work for the Company). Page 46.

Robust stock ownership and holding requirements. Page 52.

Compensation Risk Committee that analyzes compensation plans, programs, policies and practices. Page 58.

Compensation Committee discretion to reduce payouts under incentive plans. Page 58.

Clawback policy providing ability to recover incentive cash compensation and performance-based equity awards based on financial results that were subsequently restated due to fraud or intentional misconduct. Page 58.

What We Don’t Do

☒	Section 16 officers and directors are prohibited from hedging, pledging or holding Company stock in margin accounts. Pages 53, 58.

☒	No dividends or dividend equivalents are paid on unvested restricted stock units (RSUs) or performance shares. Page 44.

☒	No re-pricing of equity is permitted without stockholder approval. Page 36.

☒	The Company does not provide tax gross-ups except related to qualified relocation expenses (which require Compensation Committee approval in the case of executive officers). Page 48.

☒

From 2014 through the end of fiscal 2019, no RSUs or options awards provide for vesting upon a change in control without a “double trigger” (termination and consummation of the change in control) unless the award is not assumed or substituted for by the acquirer. Page 65-66.

Additional Information

Please see the “Questions and Answers” section that immediately follows for important information about the proxy materials, voting, the annual meeting, Company documents, communications and the deadlines to submit stockholder proposals for the 2021 Annual Meeting of Stockholders.

8    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

JACK IN THE BOX INC.

9330 Balboa Avenue

San Diego, California 92123

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

February 28, 2020

QUESTIONS AND ANSWERS

Proxy Materials and Voting Information

1.	Why am I receiving these materials?

We sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Jack in the Box Inc. (sometimes referred to as the “Company,” “Jack in the Box,” “we,” “us,” or “our”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on February 28, 2020, at 8:30 a.m. Pacific Standard Time at our corporate headquarters located at 9330 Balboa Avenue, San Diego, CA 92123. If you held shares of our common stock on December 30, 2019 (the “Record Date”), you are invited to attend the Annual Meeting and vote on the proposals described below under the heading “What are my voting choices for each of the items to be voted on at the 2020 Annual Meeting?” However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may complete, sign, date, and return the enclosed proxy card. You may also vote over the Internet or by telephone.

The Notice of Annual Meeting of Stockholders (the “Notice”), Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended September 29, 2019, will be mailed to stockholders on or about January 27, 2020.

2.	Who can vote at the Annual Meeting?

If you were a holder of Jack in the Box common stock (the “Common Stock”) either as a stockholder of record or as the beneficial owner of shares held in Street name as of the close of business on December 30, 2019, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were approximately

23,088,516 shares of Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date. As summarized below, there are some distinctions between shares held of record and those owned beneficially in Street name.

3.	What does it mean to be a “stockholder of record”?

If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you may vote in person at the Annual

Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by telephone or Internet, to ensure your vote is counted.

4.	What does it mean to beneficially own shares in “Street name”?

If, on the Record Date, your shares were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “Street name” and these

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    9

QUESTIONS AND ANSWERS

proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the Notice. Under the rules that govern brokers, your broker is not permitted to vote on your behalf on any matter to be considered at the Annual Meeting (other than the ratification of the appointment of KPMG LLP as our independent registered public accountants for fiscal 2020) unless you provide specific instructions to the broker as to how to vote. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted.

5.	What are my voting choices for each of the items to be voted on at the 2020 Annual Meeting?

Item 1: Election of Directors

•  Vote in favor of all nominees;

•  Vote in favor of specific nominees;

•  Vote against all nominees;

•  Vote against specific nominees;

•  Abstain from voting with respect to nominees; or

•  Abstain from voting with respect to specific nominees.

The Board recommends a vote FOR all Director nominees.

Item 2: Ratification of the Appointment of KPMG LLP as Independent Registered Public Accountants	• Vote in favor of ratification; • Vote against the ratification; or • Abstain from voting on the ratification. The Board recommends a vote FOR the ratification.

Item 3: Advisory Vote to Approve Executive Compensation (“Say on Pay”)

•  Vote in favor of the advisory proposal;

•  Vote against the advisory proposal; or

•  Abstain from voting on the advisory proposal.

The Board recommends a vote FOR the advisory approval of executive compensation.

6.	What if I return the proxy card to the Company but do not make specific choices?

If you return a signed, dated, proxy card to the Company without making any voting selections, the Company will vote your shares as follows:

•	“FOR” the election of all director nominees;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending September 27, 2020; and
•	“FOR,” on an advisory basis, approval of the compensation awarded to our named executive officers for the fiscal year ended September 29, 2019, as set forth in this Proxy Statement.

7.	Could any additional matters be raised at the 2020 Annual Meeting?

We are not aware of any other matters to come before the Annual Meeting. If any matter not mentioned herein is properly brought before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto and in accordance with their best judgment.

10    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

8.	What does it mean if I received more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

9.	How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR,” “AGAINST,” abstentions and broker non-votes. A “broker non-vote” occurs when your broker submits a proxy for your shares of Common Stock held in Street name but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in Street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters.

For purposes of these rules, the only routine matter in this Proxy Statement is the ratification of the appointment of our independent registered public accountants. Therefore, if you hold your shares in Street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any of the proposals at the Annual Meeting except the ratification of the appointment of independent registered public accountants. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum, as provided below.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares

1	Election of 10 Directors	Majority of votes cast.	No effect.	No effect.

2	Ratification of the Appointment of KPMG LLP as Independent Registered Public Accountants	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	Discretionary voting by broker permitted.

3	Advisory Vote to Approve Executive Compensation	Majority of the voting power of the shares present in person or by proxy and entitled to vote on the proposal.	Count as votes against.	No effect.

10.	How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the total number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, we may adjourn the Annual Meeting to solicit additional proxies.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    11

QUESTIONS AND ANSWERS

11.	How do I vote my shares of Jack in the Box Common Stock?

If you are a stockholder of record, you can vote in the following ways:

•	By Internet: by following the Internet voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on February 27, 2020.

•	By Telephone: by following the telephone voting instructions included in the proxy card at any time up until 11:59 p.m., Eastern Time, on February 27, 2020.

•

By Mail: if you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to the Annual Meeting.

•	In Person: if you satisfy the admission requirements to the Annual Meeting, as described in the Notice, you may vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted in the event you later decide not to attend the Annual Meeting.

If you are a beneficial owner, you can vote in the following way:

If your shares are held in Street name or through a benefit or compensation plan, your broker or your plan trustee should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as instructed by your broker, trustee, or other agent. Shares beneficially held through a benefit or compensation plan cannot be voted in person at the Annual Meeting. You may vote your shares beneficially held through your broker in person if you satisfy the admission requirements to the Annual Meeting, as described in the Notice, and you obtain a valid legal proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

12.	May I change my vote or revoke my proxy?

Yes.

If you are a stockholder of record, you may change your vote or revoke your proxy by:

•	filing a written statement to that effect with our Corporate Secretary before the taking of the vote at the Annual Meeting;

•	voting again via the Internet or telephone but before the closing of those voting facilities at 11:59 p.m. Eastern Time on February 27, 2020;

•	attending the Annual Meeting, revoking your proxy and voting in person (attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy); or

•	timely submitting a properly signed proxy card with a later date that is received at or prior to the Annual Meeting.

The written statement or subsequent proxy should be delivered to Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary before the taking of the vote at the Annual Meeting.

If you are a beneficial owner and hold shares through a broker, bank, or other financial institution, you may submit new voting instructions by contacting your broker, bank, or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares.

12    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

13.	Who will pay for the cost of soliciting proxies?

The Company will pay the cost of preparing, printing, and mailing the Notice and the proxy materials. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of Common Stock beneficially owned by others, to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to the beneficial owners. If you choose to access proxy materials or vote over the Internet or by telephone, you are responsible for Internet or telephone charges. We have engaged Innisfree M&A Incorporated (“Innisfree”), a proxy-solicitation firm, to provide advice to the Company with respect to the 2020 Annual Meeting of Stockholders and to assist us in the solicitation of proxies, for which the Company will pay a fee of $15,000 plus reimbursement of certain out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally, by telephone, or by Innisfree. They may also be solicited by directors, officers, or employees of the Company, who will receive no additional compensation for such activities.

14.	How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission (“SEC”) within four business days of the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the SEC’s website at www.sec.gov, visiting our website or contacting our Investor Relations Department by writing to Investor Relations Department, Jack in the Box Inc., 9330 Balboa Avenue, San Diego, CA 92123, or by sending an email to investor.relations@jackinthebox.com.

15.	How can I obtain copies of the proxy statement or 10-K?

A copy of this Proxy Statement and the Company’s Annual Report on Form 10-K (“Form 10-K”) for the fiscal year ended September 29, 2019, are available free of charge on our website. These filings and all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K may be found at http://investors.jackinthebox.com. Form 10-K, excluding exhibits, may also be obtained by stockholders without charge by written request sent to Investor Relations Department, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123.

As permitted by SEC rules, if your stock is held by a brokerage firm or bank, a single copy of this Proxy Statement may be delivered to an address shared by two or more stockholders. If you prefer to receive separate copies of a Proxy Statement and/or Annual Report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a Street-name stockholder should provide information on how to request (i) householding of future Company materials or (ii) separate materials if only one set of documents is being sent to a household.

Annual Meeting Information

16.	How do I attend the 2020 Annual Meeting of Stockholders in person?

IMPORTANT NOTE: If you plan to attend the Annual Meeting, you must follow these instructions to gain admission.

All attendees will need to present proof of ownership of Jack in the Box Inc. Common Stock and a valid picture identification, such as a driver’s license or passport. If you do not have both proof of ownership of Jack in the Box Inc. stock and a valid picture identification, you may be denied admission to the Annual Meeting.

Beneficial owners: If you are a beneficial owner, you will need to bring the notice or voting instruction form you received from your bank, broker or other nominee to be admitted to the meeting. You also may bring your bank or brokerage account statement reflecting your ownership of Common Stock as of December 30, 2019.

Attendance at the meeting is limited to stockholders as of the Record Date (December 30, 2019) or their authorized named representatives. Cameras, sound or video recording devices, and large bags or packages will not be allowed in the meeting room.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    13

QUESTIONS AND ANSWERS

Communications and Stockholder Proposals

17.	How can I communicate with the Company’s Directors?

The Board is committed to continuing to engage with stockholders and encourages an open dialogue about compensation, governance and other matters. We value your input, your investment and your support. The Board has established a process to facilitate communication by stockholders with Directors.

Stockholders or others who wish to communicate any concern of any nature to the Board of Directors, any Committee of the Board, or any individual director or group of directors, may write to a director or directors in care of the Office of the Corporate Secretary, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123, or telephone 888-613-5225. Your letter should indicate whether or not you are a stockholder of the Company.

Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of our

Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Governance Committee. For all other matters, our Corporate Secretary will, depending on the subject matter:

•	forward the communication to the director or directors to whom it is addressed;

•	forward the communication to the appropriate management personnel;

•	attempt to handle the inquiry directly, for example where it is a request for information about our Company, or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

18.	How do I submit a proposal for action at the 2021 Annual Meeting?

A proposal for action to be presented by any stockholder at the 2021 Annual Meeting of Stockholders will be acted upon only:

•

If a proposal is to be included in the proxy statement, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal is received by the Corporate Secretary no later than 120 calendar days prior to the anniversary of this year’s mailing date, so no later than 5:00 p.m. Pacific Time, on September 29, 2020.

•

If the proposal is not to be included in the proxy statement, the proposal is delivered to the Corporate Secretary not less than 120 days and not more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting, or not later than October 31, 2020, and not earlier than October 1, 2020; in addition, such proposal is, under

Delaware General Corporation Law, an appropriate subject for stockholder action; and must also comply with the procedures and requirements set forth in as well as the applicable requirements of our Bylaws.

In addition, the stockholder proponent, or a representative who is qualified under state law, must appear in person at the 2021 Annual Meeting of Stockholders to present such proposal.

All proposals must be in writing and should be sent to Jack in the Box Inc., to the attention of Corporate Secretary, at 9357 Spectrum Center Blvd., San Diego, CA 92123.

A copy of the Bylaws may be obtained by written request to the Corporate Secretary at the same address. The Bylaws are also available at http://investors.jackinthebox.com.

14    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

PROPOSAL ONE — ELECTION OF DIRECTORS

All of the directors of the Company are elected annually and serve until the next Annual Meeting and until their respective successors are elected and qualified. The current nominees for election as directors (each of whom is currently serving as a Director of the Company) are set forth below. All of the nominees have indicated their willingness to serve and have consented to be named in the Proxy Statement. If any should be unable or unwilling to stand for election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated in the proxy.

Nominees for Director

The following table provides certain information about each nominee for director as of January 1, 2020(1).

Name	Age	Position(s) with the Company	Director Since
Leonard A. Comma	50	Chairman of the Board & Chief Executive Officer	2014
David L. Goebel	69	Independent Lead Director	2008
Jean M. Birch	60	Independent Director	2019
John P. Gainor	63	Independent Director	2019
Sharon P. John	55	Independent Director	2014
Madeleine A. Kleiner	68	Independent Director	2011
Michael W. Murphy	62	Independent Director	2002
James M. Myers	62	Independent Director	2010
David M. Tehle	63	Independent Director	2004
Vivien M. Yeung	47	Independent Director	2017

Vote Required for Approval

In the election of directors, you may vote FOR, AGAINST, or ABSTAIN. The Company’s Bylaws require that, in an election such as this, where the number of director nominees does not exceed the number of directors to be elected, each director will be elected by the vote of the majority of the votes cast (in person or by proxy) with respect to the director. A “majority of votes cast” means that the number of shares cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director. For purposes of determining the votes cast, only those votes cast “FOR” or “AGAINST” are included. Neither a vote to ABSTAIN nor a broker non-vote will count as a vote cast FOR or AGAINST a director nominee and, as a result, will have no direct effect on the outcome of the election of directors. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

In an uncontested election, a nominee who does not receive a majority of the votes cast will not be elected. An incumbent director who is not elected because he or she does not receive a majority of the votes cast will continue to serve but shall tender his or her resignation to the Board. The Nominating and Governance Committee will take action to determine whether to accept or reject the director’s resignation, or whether other action is appropriate, and will make a recommendation to the Board. Within ninety (90) days following the date of the certification of the election results, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale for such decision.

ON PROPOSAL ONE, ELECTION OF DIRECTORS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

(1)

Director John T. Wyatt, the current Compensation Committee Chair, will not be standing for re-election at the Annual Meeting and will be departing as a Director immediately following the Meeting. Mr. Wyatt’s departure is in no way due to any disagreement with the Company nor is it the result of a removal “for cause.” Prior to the Annual Meeting, it is anticipated that the Board will elect to reduce the number of Board seats from eleven to ten. Following the Annual Meeting it is expected that the Company will have no open Director seats.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    15

PROPOSAL ONE — ELECTION OF DIRECTORS

Director Qualifications and Biographical Information

Our Board includes individuals with expertise in executive leadership and management, accounting and finance, marketing and branding, and across restaurant, franchise, hospitality, retail, manufacturing, and healthcare industries. Our Directors have a diversity of backgrounds and experiences. We believe that, as a group, they work effectively together in overseeing our business, hold themselves to the highest standards of integrity, and are committed to representing the long-term best interests of our stockholders.

Biographical information for each of the Director nominees, including the key qualifications, experience, attributes, and skills that led our Board to the conclusion that each of the Director nominees should serve as a director, is set forth on the pages below. In addition to the business and professional experiences described below, our Director nominees also serve on the boards of various civic and charitable organizations.

Director Nominees

Leonard A. Comma

Director Since January 2014

Mr. Comma was appointed a Director, Chairman of the Board and Chief Executive Officer, effective January 1, 2014, and since that date has served as a member of the Executive Committee. From May 2012 until October 2014, Mr. Comma served as President, and from November 2010 to January 1, 2014, as Chief Operating Officer of Jack in the Box Inc. Mr. Comma joined the Company in 2001 as Director of Convenience Store & Fuel Operations for the Company’s proprietary chain of Quick Stuff convenience stores, which included more than 60 locations at the time it was sold in 2009. In 2004, he was promoted to Division Vice President of Quick Stuff Operations, and in 2006 he was promoted to Regional Vice President of Quick Stuff and the Company’s Southern California region, which included more than 150 Jack in the Box restaurants. In 2007, Mr. Comma was promoted to Vice President of Operations, Division II, and had oversight of nearly 1,200 company and franchised Jack in the Box restaurants in the Western U.S. Prior to joining Jack in the Box Inc., Mr. Comma worked for ExxonMobil Corporation since 1989, with his last position as a Regional Manager with responsibility for supporting more than 300 franchisees.

Qualifications:

•

Mr. Comma has more than 25 years of experience at two major public companies with extensive retail and franchise operations, including for the past five years as Chairman and CEO of Jack in the Box Inc. In his prior executive-level role as President and Chief Operating Officer for Jack in the Box Inc., Mr. Comma was responsible for the operations of all Company and franchised Jack in the Box restaurants — more than 2,200 locations — as well as: Menu Innovation, including Menu Strategy, Operations Support, and Research & Development; Marketing Communications, including Merchandising; Consumer Intelligence & Analytics; and Internal Brand Communications. Mr. Comma also gained extensive experience in restaurant and retail operations and franchising in his previous roles with the Company as well as with ExxonMobil. His professional expertise and knowledge of our business, our competition and our competitive positioning, along with his deep understanding of our values and culture, bring an important Company perspective to the Board.

16    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

David L. Goebel

Lead Director;

Director Since December 2008

Mr. Goebel has been a director of the Company since December 2008, and currently serves as Lead Director. He is a partner and Faculty Member for Merryck & Co. Ltd., a worldwide firm that provides peer to peer mentoring services for CEOs and senior business executives. He has held that position since May 2008. In 2008, Mr. Goebel became the founding principal and President of Santoku, Inc., a private company that operates a fast-casual pizza concept under the name Pie Five® Pizza Company. Mr. Goebel also served as acting President and CEO of Mr. Goodcents Franchise Systems, Inc. from 2010 until December 2014. From 2001 until 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006-2007, during which time the company operated nearly 2,000 restaurants in the United States and internationally. Previous to that, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning. Prior to that, he was the Chief Operating Officer of Finest Foodservice, LLC, a Boston Chicken/Boston Market franchise that he founded and co-owned, which was responsible for developing 80 restaurants within a seven-state area from 1994 until 1998. Since 2017, Mr. Goebel has served on the board of directors of Wingstop Inc. which operates and franchises more than 1,000 fast-casual restaurant locations across the United States and internationally. He served on Wingstop’s Audit Committee until August 2018.

Qualifications:

•

Mr. Goebel has more than 40 years of experience in the retail, food service, and hospitality industries. Mr. Goebel’s qualifications to serve on our Board include: his business, operational, management, and leadership development experience in the retail, food service, and hospitality industries; his work as an executive consultant; his relevant industry experience, including his experience in restaurant operations, restaurant and concept development, supply chain management, franchising, executive development, risk assessment, risk management, succession planning, executive compensation and strategic planning; and his service on other private and public boards.

Jean M. Birch

Director Since May 2019

Ms. Birch has been a director of the Company since May 2019. She served as a member of the Board of Papa Murphy’s Holdings, Inc., a franchisor and operator of the largest Take ‘n’ Bake pizza chain in the U.S., from April 2015 until May 2019, and served as Chair of the Board of Papa Murphy’s from September 2016 until May 23, 2019, when the company was sold to MTY Food Group. Ms. Birch was appointed President and CEO of Papa Murphy’s in December 2016 and served in that position until July 2017. From 2009 to 2012, Ms. Birch was President of IHOP Restaurants, Inc., a division of DineEquity, Inc. Prior to that, Ms. Birch was President of Romano’s Macaroni Grill from January 2005 to August 2007 and President of Corner Bakery Café from August 2003 to December 2004, both divisions of Brinker International, Inc. From 1991 to 2003, Ms. Birch held various roles with YUM! Brands, Inc., a global quick-service restaurant company, including VP, Operations for Taco Bell, Inc. and Senior Director, Concept Development for Pizza Hut, Inc. Since 2007, Ms. Birch has also served as CEO and President of her own strategy and leadership consulting practice, Birch Company, LLC. Since February 2018, she’s been a director of Forrester Research, a global research and advisory firm, where she currently serves as Chair of that board’s Audit Committee. In addition, since September 2018, Ms. Birch has been a director of CorePoint Lodging Inc., a real estate investment trust, where she currently serves on that board’s Audit Committee.

Qualifications:

•

Ms. Birch’s qualifications to serve on our Board include her extensive operational experience as an executive officer across multiple national restaurant chains. She brings more than 20 years of experience leading major business affairs at national restaurants, including experience related to strategy and business development, franchising, marketing and brand building, product development, supply chain, finance and capital markets, labor relations, human resources and compensation, organizational development and succession planning. She has public company board experience currently serving as a director of CorePoint Lodging and Forrester Research in addition to previously serving as Chair of Papa Murphy’s Holdings.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    17

PROPOSAL ONE — ELECTION OF DIRECTORS

John P. Gainor

Director Since May 2019

Mr. Gainor has been a director of the Company since May 2019. He served as the President and CEO of International Dairy Queen, a subsidiary of Berkshire Hathaway, from 2008 until his retirement in 2017. Mr. Gainor was with International Dairy Queen starting in 2003 and served as its Chief Supply Chain Officer prior to being named President and CEO. From 2000 to 2003, Mr. Gainor was President and Co-Founder of Supply Solutions, Inc., a company that focused on designing and implementing supply chain solutions and business expansion models for major restaurant chains and consumer products companies. Mr. Gainor has also held various executive positions focusing on logistics, supply chain and transportation with Consolidated Distribution Corporation, ProSource Inc., AmeriServe Distribution Corporation, and Warner Lambert Corporation. He currently serves as a director on the board of Saia, Inc. — a leading regional and inter-regional less-than-truckload carrier that services 43 states, Canada, Mexico and Puerto Rico. He serves on the company’s Audit Committee. He is a National Association of Corporate Directors (NACD) Board Leadership Fellow.

Qualifications:

•

Mr. Gainor has more than 40 years of experience in foodservice and consumer product industries including over 9 years serving as President and CEO of a leading global fast-food restaurant chain, International Dairy Queen. He has extensive experience working directly with franchisees. He brings significant experience in franchising, product development, brand building, logistics, supply chain, transportation and business expansion to our Board based on his executive roles at well-known restaurant and consumer product companies. In addition to his vast operational experience, Mr. Gainor brings additional public company board experience to our Board.

Sharon P. John

Director Since September 2014

Ms. John has been a director of the Company since September 2014. Ms. John has been the Chief Executive Officer, President and a member of the Board of Directors of Build-A-Bear Workshop, Inc. since June 2013. From January 2010 through May 2013, Ms. John served as President of Stride Rite Children’s Group LLC, a division of Wolverine Worldwide, Inc., a global designer, manufacturer and marketer of footwear and apparel. From 2002 through 2009, she held positions of broadened portfolio and increased responsibility at Hasbro, Inc., a multinational toy and board game company, including as General Manager & Senior Vice President of its U.S. Toy Division from 2006 to 2008 and General Manager & Senior Vice President of its Global Preschool unit from June 2008 through 2009. Ms. John also founded and served as Chief Executive Officer of Checkerboard Toys; served as Vice President, U.S. Toy Division with VTech Industries, Inc.; and served in a range of roles at Mattel, Inc. She started her career in the advertising industry.

Qualifications:

•

Ms. John’s qualifications to serve on our Board include her current role as CEO and director of a publicly traded global retail company and her broad merchandising, marketing, branding, sales and executive management experience, including key roles at well-known consumer brands.

18    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

Madeleine A. Kleiner

Director Since September 2011

Ms. Kleiner has been a director of the Company since September 2011 and is currently Chair of the Nominating and Governance Committee. From 2001 to 2008, Ms. Kleiner was Executive Vice President, General Counsel and Corporate Secretary for Hilton Hotels Corporation, a hotel and resort company. At Hilton, Ms. Kleiner oversaw the company’s legal affairs and the ethics, privacy and government affairs functions. She was also a member of the executive committee with significant responsibility for board of directors matters. From 1999 through 2001, Ms. Kleiner served as a director of a number of Merrill Lynch mutual funds operating under the Hotchkiss and Wiley name. From 1995 to 1998, Ms. Kleiner served as Senior Executive Vice President, Chief Administrative Officer and General Counsel of H. F. Ahmanson & Company and its subsidiary, Home Savings of America, where she was responsible for oversight of legal, human resources, legislative and government affairs and corporate communications. Previous to that, from 1977 to 1995, Ms. Kleiner was with the law firm of Gibson, Dunn & Crutcher, including as partner from 1983 to 1995, where she advised corporations and their boards primarily in the areas of mergers and acquisitions, corporate governance, securities transactions and compliance. Ms. Kleiner has served on the board of directors of Northrop Grumman Corporation since 2008, where she is a member of the Audit Committee.

Qualifications:

•

Ms. Kleiner’s qualifications to serve on our Board include her experience as general counsel for two public companies, as outside counsel to numerous public companies and her past and current experience on public company boards. She brings to our Board experience as an executive for a major franchisor in the hospitality industry, as well as expertise in corporate governance, risk management, securities laws disclosure, securities transactions, mergers and acquisitions, Sarbanes- Oxley compliance, human resources and executive compensation, government relations and crisis management.

Michael W. Murphy

Director Since September 2002

Mr. Murphy has been a director of the Company since September 2002. Mr. Murphy served as President and Chief Executive Officer of Sharp HealthCare from April 1996 until his retirement in February 2019, and as member of the Sharp Board from 2007 through his retirement. Sharp is a comprehensive healthcare delivery system which has been recognized with the Malcolm Baldrige National Quality Award, the nation’s highest Presidential honor for quality and organizational performance excellence. Prior to his appointment to President and Chief Executive Officer, Mr. Murphy served as Senior Vice President of Business Development and Legal Affairs for Sharp HealthCare. He began his career at Sharp in 1991 as Chief Financial Officer of Grossmont Hospital before moving to a system-wide role as Vice President of Financial Accounting and Reporting. Prior to this, Mr. Murphy provided certified public accounting services, including as a partner at Deloitte.

Qualifications:

•

Mr. Murphy’s qualifications to serve on our Board include his business and management experience leading Sharp HealthCare, an integrated healthcare delivery system with multiple facilities and more than 18,000 employees, his experience as a senior financial officer of Sharp HealthCare, and his experience as a Certified Public Accountant, and former partner at Deloitte. The Board benefits from Mr. Murphy’s extensive experience in accounting, finance, financial reporting, auditing, governance, labor relations, human resources and compensation, marketing, risk assessment and risk management, strategic planning and quality initiatives.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    19

PROPOSAL ONE — ELECTION OF DIRECTORS

James M. Myers

Director Since December 2010

Mr. Myers has been a director of the Company since December 2010 and is currently Chair of the Finance Committee. Mr. Myers served as Chairman of the Board of Petco, the national pet supplies retailer from July 2015 until September 2018 and was also Petco’s Chief Executive Officer from 2004 until February 2017. Previously, Mr. Myers held the following positions at Petco: President from 2011 until 2015; Chief Financial Officer from 1998 to 2004; and Vice President and Controller from 1990. Prior to that, Mr. Myers was a Certified Public Accountant with KPMG LLP.

Qualifications:

•

Mr. Myers’ qualifications to serve on our Board include more than 35 years of financial and retail operations experience, including 10 years as a CPA and public company auditor with KPMG LLP and 25 years with Petco, a national specialty retail chain with more than 1,500 stores in all 50 states, Puerto Rico and Mexico. Mr. Myers brings to the Board his experience with marketing and consumer brands, human resources and compensation, mergers and acquisitions, capital markets, financial reporting, financial oversight, and the financial and strategic issues facing public and private companies, as well as prior experience of serving on a public company board and audit committee.

David M. Tehle

Director Since December 2004

Mr. Tehle has been a director of the Company since December 2004 and is currently Chair of the Audit Committee. He served as Executive Vice President and Chief Financial Officer of Dollar General Corporation, a publicly traded company, from 2004 until his retirement in 2015. Prior to that, Mr. Tehle served from 1997 to 2004 as Executive Vice President and Chief Financial Officer of Haggar Corporation, a manufacturing, marketing, and retail corporation. From 1996 to 1997, he was Vice President of Finance for a division of The Stanley Works, one of the world’s largest manufacturer of tools, and from 1993 to 1996, he was Vice President and Chief Financial Officer of Hat Brands, Inc. Mr. Tehle served on the board of directors of Genesco, Inc. from February 2016 through June 2019. Since July 2016, he has served on the board of US Foods Holding Corp., where he chairs the Audit Committee; and since July 2017, on the Board of National Vision, Inc. where he also chairs the Audit Committee.

Qualifications:

•

Mr. Tehle’s qualifications to serve on our Board include his lengthy experience in senior financial management at public companies in the retail and manufacturing industries, and his service on other boards of public companies in the retail and food service sectors. As an active CFO through June 2015, he was responsible for the overall financial management of a large retail organization. Mr. Tehle has experience in the oversight of strategic planning, human resources and compensation, finance, accounting, information systems, investor relations, treasury and internal audit functions. He brings valuable financial expertise and retail and management experience to the Board.

20    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROPOSAL ONE — ELECTION OF DIRECTORS

Vivien M. Yeung

Director Since April 2017

Ms. Yeung has been a director of the Company since April 2017. Ms. Yeung is currently an independent consultant working with companies and non-profits on strategy development. From January 2018 until November 29, 2019 Ms. Yeung served as General Manager, Venture at Lululemon Athletica Inc, a healthy lifestyle inspired athletic apparel company. She previously served as that company’s Chief Strategy Officer from May 2015, to January 2018, and as Vice President, Strategy from November 2011 to May 2015. From 2008 until 2011, Ms. Yeung was an independent consultant working with philanthropies, non-profit organizations and small to medium-sized enterprises on strategy development. From 2002 to 2008, she held positions with increasing responsibilities at Starbucks Coffee Company, a global premium food and beverage retailer, leading strategy development and process improvement for its North America, International, and Global Product organizations. Ms. Yeung started her career with Bain & Company, a global strategy consulting firm, advising clients on growth, operational and investment strategies across Greater China, Southeast Asia and Australia.

Qualifications:

•

Ms. Yeung’s qualifications to serve on our Board include her current strategic consulting work and recent strategic roles at publicly traded global retail companies, as well as her broad background in strategy development across channel development, marketing, product management, international growth, pricing and new business development, including at Lululemon, Starbucks and as a consultant at Bain.

Current Director Not Standing for Re-Election

John T. Wyatt

Director Since May 2010

Mr. Wyatt has been a director of the Company since May 2010, and is currently Chair of the Compensation Committee. Mr. Wyatt has served as the Chief Executive Officer of KinderCare Education, an early childhood education company, since February 2012, and on the company’s board since 2012. From 2008 through February 2012, Mr. Wyatt was president of the Old Navy division of Gap Inc. He joined Gap Inc. in 2006, and previously served as President of the company’s GapBody division, and President of the company’s Outlet division. From 2004 to 2006, Mr. Wyatt was President and Chief Executive Officer at Cutter & Buck Inc., a designer and marketer of upscale apparel, including serving on the publicly held company’s board of directors. From 2002 to 2004, he served as President of Warnaco Intimate Apparel, a global designer and manufacturer, and from 1999 to 2002, he was Executive Vice President for Strategic Planning and eBusiness Strategies in the Saks family of companies. Additionally, Mr. Wyatt spent more than 20 years with VF Corporation, serving ultimately as President of Vanity Fair Intimates and Vanity Fair Intimates Coalition.

•	Mr. Wyatt will not be standing for re-election at the Annual Meeting, as described at Note 1 on pages 5 and 15.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    21

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

We operate within a comprehensive corporate governance structure driving and expecting the highest standards of professional and personal conduct. Our Corporate Governance Principles and Practices, our ethics Code of Conduct: “The Integrity Playbook,” the charters for our Audit, Compensation, Finance, and Nominating and Governance Committees, and other corporate governance information, are available at http://investors.jackinthebox.com. These materials are also available in print to any stockholder upon written request to the Company’s Corporate Secretary, Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the Securities and Exchange Commission.

Directors’ Independence

The Jack in the Box Inc. Director Independence Guidelines provide that a director is not independent if he or she is: (a) a director, executive officer, partner or owner of 5% or greater interest in a company that either purchases from or makes sales to our Company that total more than one percent of the consolidated gross revenues of such company for that fiscal year; (b) a director, executive officer, partner or owner of 5% or greater interest in a company from which our Company borrows an amount equal to or greater than one percent of the consolidated assets of either our Company or such other company; or (c) a trustee, director or executive officer of a charitable organization that has received in that fiscal year discretionary donations from our Company that total more than 1% of the organization’s latest publicly available national annual charitable receipts.

The Board has analyzed the independence of each Director. It has determined that all but Mr. Comma are independent directors under the NASDAQ Listing Rules, as well as the additional Director Independence Guidelines adopted by the Board. As part of its analysis, the Board determined that none of these Directors have a material relationship with the Company. Mr. Comma is our current Chief Executive Officer and an employee, and therefore he is not considered “independent” as that term is defined by the relevant listing rules and governance guidelines.

Board Meetings, Annual Meeting of Stockholders, and Attendance

In fiscal 2019, each director attended more than 75% of the meetings of the Board and of the committees on which he or she served. The Board held ten meetings in fiscal 2019.

While we do not have a formal attendance policy regarding attendance by our directors at our annual stockholder meetings, all the directors standing for election in 2020 and who were Company directors at the time attended the 2019 Annual Meeting.

Determination of Current Board Leadership Structure

The Nominating and Governance Committee’s Charter provides that the Committee will annually assess the leadership structure of the Board and recommend a structure to the Board for approval. In November 2019, the Board of Directors, with input from the Nominating and Governance Committee, conducted this assessment, including assessing whether (i) the roles of Chief Executive Officer (“CEO”) and Chairman of the Board should continue to be combined, and (ii) the Board should continue to have an independent Lead Director. Based on the recommendation of the Nominating and Governance Committee, the Board believes that continuing with a combined Chairman/CEO is in the best interests of the Company and its stockholders in that such a structure at Jack in the Box provides for clear leadership, accountability, and alignment on corporate strategy. Specifically, the Board believes that combining the roles of

Chairman and CEO best enables that leader to use his or her knowledge and expertise regarding our industry and our stakeholders, to provide the Board with the information and leadership needed to set agendas and direction for the Company. The Board does not believe that having an independent Chairman would make the Board’s risk oversight processes more effective. The Board noted that, during the tenures of Mr. Comma and Linda Lang, his predecessor as Chair and CEO and of Mr. Goebel’s service as Lead Director, the Board has received timely and relevant information regarding the Company’s business and has operated smoothly, efficiently, and appropriately in fulfilling its obligations to the company’s stockholders. As noted earlier, the Board assesses its leadership structure on a regular basis and would revisit the current structure should it deem a change in that structure appropriate.

22    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CORPORATE GOVERNANCE

In reaching its conclusion, the Board also considered the longstanding policies and practices at Jack in the Box Inc. for strong, independent oversight, including:

•	a Board with a high degree of independence, including only one non-independent member;

•	Board Committees that are composed entirely of independent directors;

•	Board Committee Chairs who review and approve agendas before Committee meetings;

•

an annual evaluation of the performance of the Chairman and Chief Executive Officer by the Compensation Committee, which evaluation is then discussed with the independent directors of the Board in executive session;

•	regular executive sessions held by the Board and key Board Committees, attended only by independent directors;

•	the ability of the independent directors to call meetings of the Board and recommend agenda topics to be considered by the Board; and

•	a strong, independent Lead Director who has oversight responsibility for executive sessions and information flow to the Board.

Based on these factors, the Board has concluded that retaining the current Board leadership structure provides valuable stability and effective leadership.

Lead Director

The independent directors have appointed Mr. Goebel to serve as Lead Director. Our Corporate Governance Principles and Practices provide for the Lead Director to fulfill the following functions:

•	set agendas for the executive sessions of the Board;

•	preside at the executive sessions of the independent directors held following each scheduled board meeting;

•	act as a key communication channel between the Board and the CEO;

•	lead the Board in determining the format and adequacy of information the directors receive;
•	provide the Chairman with input on agendas for Board meetings and the schedule of meetings in order to assure sufficient time for discussion of all agenda items;

•	call meetings of independent directors; and

•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication.

The Lead Director may perform other functions as the Board may direct.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management. The Board’s role is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (i) quarterly reports from the Head of Internal Audit (Internal Audit Head) to the Audit Committee relating to risk management and oversight; (ii) ongoing enterprise risk management discussions by the full Board with the Director of Internal Audit and Company leadership; (iii) receiving reports directly from employees responsible for the management of particular business risks; and (iv) reports by each Committee Chair regarding the respective Committee’s oversight of specific risk topics.

The Board reviews cybersecurity risk with the Chief Information Officer regularly and has delegated oversight of other specific risk areas to Committees of the Board. For example, the Audit Committee discusses with Management the Company’s major financial risk exposures and the steps Management has taken to monitor and mitigate those risks. As another example, the Compensation Committee discusses with its independent consultant, Management and the Compensation Risk Committee the risks arising in connection with the design of the Company’s compensation programs and succession planning. The risk oversight responsibility of each Board Committee is described in its committee charter available at http://investors.jackinthebox.com.

A more detailed discussion of the Compensation Committee’s oversight of compensation risk is found in the Section “Compensation Risk Analysis” contained later in this proxy.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    23

CORPORATE GOVERNANCE

The Board’s Role in Succession Planning

The Board expects Management to have an ongoing program for effective senior leadership development and succession. As reflected in our Corporate Governance Principles and Practices, the Board’s practice is to have the CEO review annually with the full Board the abilities of the key senior managers and their likely successors. The Board also considers management succession issues when meeting in executive session at each Board meeting. Additionally, the Board oversees ongoing plans for management development and retention, as well as executive succession, including CEO succession. At times, the Board will delegate to the Compensation Committee or, as it has recently done, to an Ad Hoc Succession Planning Committee of the Board, responsibility to review and advise on succession planning, in which case the Board expects the Committee to review such plans with Management and the Board and to make recommendations to the Board with respect thereto.

As announced on December 11, 2019, the Board has retained an executive search consulting firm to assist the Company and the Ad Hoc Succession Planning Committee of the Board in identifying an individual to succeed its current Chairman and Chief Executive Officer, Lenny Comma. Although Mr. Comma has not set a specific date to leave the Company, he has informed the Board he believes it is an appropriate time for the Company to move forward with identifying a successor with whom Mr. Comma can work on a smooth and efficient transition of leadership. The Board’s search is expected to include both internal and external candidates.

Committees of the Board

The Board of Directors has four standing committees: Audit, Compensation, Nominating and Governance, and Finance. The Board decided to disband the Executive Committee in fiscal year 2019. The Board considers new committee and chair assignments, and the designation of a Lead Director, effective each February. Effective February 2019, the Board of Directors approved the Board Committee assignments for the year and re-designated David Goebel as the Lead Director. The current committee makeup is provided in the “Board Nominees” table in the Proxy Summary. In November 2019, the Board approved updates to the Committee assignments which will take effect following the 2020 annual meeting.

The authority and responsibility of each Committee is summarized below. A more detailed description of the functions of the Audit, Compensation, Nominating and Governance, and Finance Committees is included in each Committee charter available at http://investors.jackinthebox.com.

Audit Committee. As more fully described in its charter, the Audit Committee assists the Board of Directors with overseeing:

•	the integrity of the Company’s financial reports;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s performance, qualifications and independence;

•	the performance of the Company’s internal auditors; and

•	the Company’s processes for identifying, evaluating, and addressing major financial, legal, regulatory compliance, and enterprise risks.

The Audit Committee has sole authority to select, evaluate, and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has appointed KPMG LLP (“KPMG”) as its independent registered public accountants for fiscal 2020 and is asking the stockholders to ratify this appointment in Proposal 2. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider the selection to determine, in its discretion, whether to retain KPMG or to select a different registered public accountant. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year.

The Audit Committee meets at least each quarter with KPMG, Management and the Company’s Internal Audit Head, to review the Company’s annual and interim consolidated financial results before the publication of quarterly earnings press releases and the filing of quarterly and annual reports with the Securities and Exchange Commission. The Audit Committee also meets at least each quarter in private sessions with KPMG, Management, and the Internal Audit Head. The Audit Committee also oversees the Company’s Business Ethics Program, which includes receiving a quarterly report from the Ethics Officer. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as defined by SEC rules.

The Audit Committee held four meetings in fiscal 2019. Additional information regarding the Audit Committee is set forth in the “Report of the Audit Committee” section of this proxy.

24    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CORPORATE GOVERNANCE

Compensation Committee. As more fully described in its charter, the Compensation Committee assists the Board in discharging the Board’s responsibilities relating to Director and executive officer compensation, and it oversees the performance evaluation of Management. The Compensation Committee reviews and approves the Company’s compensation philosophy, and the compensation of executive officers, including short- and long-term goals, and metric and compensation components (e.g., cash, equity and other forms of compensation). The Compensation Committee discusses with Management and reports to the Board any significant risks associated with the design and administration of the Company’s compensation programs and succession planning, and actions taken by Management to mitigate such risks. The Committee has approved the disclosures in the Company’s “Compensation Discussion and Analysis” section of this Proxy Statement. The Compensation Committee held six meetings in fiscal 2019.

Finance Committee. As more fully described in its charter, the Finance Committee assists the Board in advising and consulting with Management concerning financial matters of importance to the Company. Topics considered by the Committee include the Company’s capital structure, financing arrangements, stock repurchase programs, capital investment policies, investment performance oversight for the Company’s retirement plans, the budget process, and the financial implications of major acquisitions and divestitures. The Finance Committee discusses with Management and reports to the Board major risk exposures and the monitoring and mitigation activities undertaken by Management in connection with the matters overseen by the Committee, including proposed major transactions, capital structure, investment portfolio including employee benefit plan investments, financing arrangements, and share repurchase programs. The Finance Committee held six meetings in fiscal 2019.

Nominating and Governance Committee. As more fully described in its charter, the Nominating and Governance Committee duties include assessing the makeup and diversity of the Board, identifying and recommending qualified candidates to be nominated for election as directors at the Annual Meeting or to be appointed by the Board to fill an existing or newly created vacancy on the Board; recommending members of the Board to serve on each Board committee; and annually reviewing and recommending the leadership structure of the Board. The Nominating and Governance Committee discusses with Management and reports to the Board major risk exposures in connection with matters overseen by the Committee. Its activities include:

•	evaluating director candidates for nomination;

•	evaluating the appropriate Board size;

•	reviewing and recommending corporate governance guidelines to the Board;

•	providing oversight with respect to the annual evaluation of Board, Committee and individual director performance;

•	overseeing the Company’s political and charitable contributions;

•	assisting the Board in its oversight of the Company’s insider trading compliance program; and

•	recommending director education.

All nominees for election as directors currently serve on the Board of Directors and are known to the Nominating and Governance Committee in that capacity. The Nominating and Governance Committee held five meetings in fiscal 2019.

Committee Member Independence

The Board has determined that each member of the Audit, Compensation, Nominating and Governance, and Finance Committees is an independent director for purposes of the NASDAQ Listing Rules as well as under the additional Director Independence Guidelines adopted by the Board. In addition, the members of the Audit Committee are all independent as required under Rule 10A-3(b)(1)(ii) under the Securities Exchange Act of 1934, and the members of the

Compensation Committee meet the definitions of (i) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), and (iii) the requirements of Rule 10C-1 under the Securities Exchange Act of 1934.

Executive Sessions

Our independent, non-employee Directors meet in executive session without Management present at each regularly scheduled meeting of the Board. Mr. Goebel is currently designated by the Board to act as the Lead Director for such executive sessions.

The Audit Committee also holds executive sessions at each regularly scheduled meeting, and the other Committees of the Board meet in executive session as they deem appropriate.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    25

CORPORATE GOVERNANCE

Board Composition and Refreshment

Policy Regarding Consideration of Director Candidates and Makeup and Diversity of the Board. The Nominating and Governance Committee has the responsibility to identify, screen, and recommend qualified candidates to the Board for nomination as directors. In evaluating director candidates, the Nominating and Governance Committee considers the qualifications listed in the Jack in the Box Inc. Corporate Governance Principles and Practices, which are available at http://investors.jackinthebox.com.

The following are some of the factors generally considered by the Nominating and Governance Committee in evaluating director candidates:

•	the appropriate size of the Board;

•	the perceived needs of the Company for particular skills, background, and business experience;

•

the skills, background, reputation and experience of the nominees, including whether those qualities add to a diversity of experiences, backgrounds, individuals, viewpoints and perspectives on the Board;

•	leadership, character and integrity;

•	independence from Management and from potential conflicts of interest with the Company;

•	experience with accounting rules and practices;

•	experience with executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations;
•	interpersonal and communications skills and the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefits of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders.

Retirement Policy. The Board has adopted a retirement policy under which directors may not stand for election or be appointed after age 73. The Board does not believe it should establish term limits which could disadvantage the Company by forcing out directors whose tenure and experience continue to add value to the workings of the Board.

Board Tenure Review Policy. The Company has a tenure review policy pursuant to which any director who has served more than 12 years on the Board shall submit to the Committee his or her voluntary offer to resign from the Board. The Committee undertakes a thorough review of any such director’s continued effectiveness and appropriateness for service and recommends to the full Board that it either accept or reject the offer of resignation; in the latter event, the long-tenured director may continue to serve on the Board and must re-submit his or her resignation offer every three years for subsequent review.

Stockholder Recommendations and Board Nominations

In order to be evaluated pursuant to the Nominating and Governance Committee’s established procedures, stockholder recommendations for candidates for the Board must be sent in writing to the following address at least 120 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders:

Nominating and Governance Committee of the Board of

Directors c/o Office of the Corporate Secretary

Jack in the Box Inc.

9357 Spectrum Center Blvd.

San Diego, CA 92123

Any recommendation submitted by a stockholder to the Nominating and Governance Committee must include the same information concerning the potential candidate and the recommending stockholder as would be required under Article III, Section 3.16 of the Jack in the Box Inc. Bylaws if the stockholder wished to nominate the candidate directly.

The Committee considers all candidates regardless of the source of the recommendation. In addition to stockholder recommendations, the Committee considers recommendations from current directors, Company personnel and others. The Company generally retains a search firm to assist it in identifying and screening candidates, and in conducting reference checks. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources.

A candidate nominated by a stockholder for election at an Annual Meeting of Stockholders will not be eligible for election unless the stockholder proposing the nominee has provided timely notice of the nomination in accordance with the deadlines (at least 120 days and no more than 150 days prior to the first anniversary of the date of the previous year’s Annual Meeting of Stockholders) and other requirements set forth in the Company’s Bylaws. Article III, Section 3.16 of the Company’s Bylaws provides that, in order to be eligible for

26    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CORPORATE GOVERNANCE

election as a director, a candidate must deliver to the Corporate Secretary statements indicating whether the candidate:

•	is a party to any voting commitment that has not been disclosed to the Company;

•	is a party to any voting commitment that could limit the nominee’s ability to carry out a director’s fiduciary duties;

•	is a party to any arrangements for compensation, reimbursement, or indemnification in connection with service as a director and has committed not to become a party to any such arrangement; and
•	will comply with the Company’s publicly disclosed policies and guidelines.

The foregoing is a summary of provisions of the Company’s Bylaws and is qualified by reference to the actual provisions of Article III, Section 3.16.

Code of Conduct

Jack in the Box Inc. is committed to establishing and maintaining an effective ethics and compliance program that is intended to increase the likelihood of preventing, detecting, and correcting ethical lapses and violations of law or Company policy. In 1998, the Company adopted a Code of Conduct (the “Code”) which applies to all officers, and employees, as well as to our Board of Directors. The Company also provides our franchisees and significant vendors with our Code and with procedures for communicating any ethics or compliance concerns to the Company. The Code is revised from time to time, most recently in May 2018, following the sale of Qdoba Restaurant Corporation.

The Code is available on the Company’s website at http://investors.jackinthebox.com. We will disclose amendments to, or waivers of our Code that are required to be disclosed under the securities rules, by posting such information on the Company’s website, www.jackintheboxinc.com. Any waiver of our Code for directors or executive officers must be approved by the Board of Directors. The Company did not grant any such waivers in fiscal 2019 and does not anticipate granting any such waiver in fiscal 2020.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is an officer, former officer, or employee of the Company. During fiscal 2019, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal 2019, no interlocking relationship existed between any of our executive officers or Compensation Committee members, on the one hand, and the executive officers or Compensation Committee members of any other entity, on the other hand.

Additional Corporate Governance Principles and Practices

The Company has adopted Corporate Governance Principles and Practices which contain general principles and practices regarding the functioning of the Board of Directors and the Board Committees. The Nominating and Governance Committee regularly reviews the Principles and Practices and recommends revisions if and as appropriate. The full text of the Principles and Practices may be found at http://investors.jackinthebox.com. The Principles and Practices address many of the items discussed above, and also include the following items:

Limitation on Other Board Service. Non-employee directors may not serve on the boards of more than three other public companies. Our Corporate Officers are generally limited to serving on no more than one outside public company board, taking into consideration the time commitment and potential business conflicts inherent in such service.

Review of Director Skill Matrix. The Nominating and Governance Committee annually utilizes a skill matrix to assess the capabilities of the current directors and any needs for the Board as a whole. The matrix itself is updated if and as necessary to assure that it remains relevant to the evolving needs of the Company and the Board.

Board, Committee, and Individual Director Evaluations. The directors annually participate in a robust evaluation process focusing on an assessment of Board operations as a whole and the service of each director. Additionally, each of the Audit, Compensation, Finance, and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its charter. The Nominating and Governance Committee coordinates the evaluation of individual directors and of the Board operations, and reviews and reports to the Board on the outcome of

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    27

CORPORATE GOVERNANCE

these self-evaluations. As part of the evaluation process most years, the Lead Director will meet individually with each director to generate and discuss any ideas for improving the effectiveness of the director and/or the Board.

New Director Orientation and Continuing Education. The Board works with Management to schedule new-director orientation programs and continuing education programs for directors. Orientation is designed to familiarize new directors with the Company and the franchise restaurant industry as well as Company personnel, facilities, strategies and challenges, and corporate governance practices, including board ethics. Continuing education programs may include in-house and third-party presentations and programs.

28    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and recommending to the Board the form and amount of compensation for our non-employee directors. The following discussion of compensation and stock ownership guidelines applies only to our non-employee directors and does not apply to Mr. Comma. Mr. Comma is an employee of the Company, compensated as an executive officer, and does not receive additional compensation for service as a director.

The Board believes that total compensation for directors should reflect the work required in both (i) their ongoing oversight and governance role and (ii) their continuous focus on driving long-term performance and stockholder value. The compensation program is designed to provide pay that is competitive with directors in the Company’s Peer Group. (The methodology used in determining the companies in the Fiscal 2019 Peer Group, and those companies, are described in Section III.b of the Compensation Discussion & Analysis (“CD&A”) in this Proxy Statement). The program consists of a combination of cash retainers and equity awards in the form of time-vested restricted stock units (“RSUs”). “Competitive” is defined as approximating the 50th percentile of pay of Peer Group directors.

Director Compensation Program Review and Changes

Director compensation is reviewed periodically with an independent compensation consultant. Any changes to director cash retainers and/or annual stock award values generally occur only after such review.

In 2018, the Committee engaged the services of an independent consulting firm (other than its regular independent executive compensation consultant) to evaluate director compensation for future fiscal years. No changes were made to director compensation for fiscal 2019.

Annual Compensation Program

a. Cash Retainers

Each director receives an annual cash retainer for his or her service on the Board, service on Board committees, service as chair of a Board committee, and service as Lead Director, as applicable. There are no meeting fees. Retainers are paid in a single installment on the first business day of the month following the Annual Stockholder Meeting each year. Each new director receives a prorated retainer that is paid on the first business day of the month following his or her appointment to the Board.

2019 RETAINERS

Annual Board Service:		$65,000
Lead Director:		$17,500

Committee	Committee Chair (1)	Committee Membership
Audit	$25,000	$10,000
Compensation	$25,000	$ 7,500
Finance	$12,500	$ 5,000
Nominating & Governance	$12,500	$ 5,000
(1)	Includes Committee membership retainer

Directors may elect to defer receipt of some or all of their cash retainers in the form of Common Stock equivalents under the Jack in the Box Inc. Deferred Compensation Plan for Non-Management Directors (the “Director Deferred Compensation Plan”). The number of Common Stock equivalents credited to a director’s account is based on a per share price equal to the average of the closing price of Common Stock on the NASDAQ Stock Market for the 10 trading days immediately preceding the date the deferred compensation is credited to the director’s account. Under the Director Deferred Compensation Plan, to the extent dividends are paid, dividend equivalents and fractions thereof are converted to additional Common Stock equivalents and are credited to a director’s deferred compensation account as of the dividend payment dates. Each director’s account is settled in an equal number of shares of Common Stock upon the director’s termination of service from the Board. The Director Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code.

b. Expenses

The Company reimburses directors for customary and usual travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    29

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

c. Annual Equity Grant — Restricted Stock Units

Each director receives an annual grant of RSUs under the Jack in the Box Inc. 2004 Stock Incentive Plan (“2004 Stock Incentive Plan”). We grant RSUs for the following reasons:

•	RSUs cause the value of directors’ share ownership to rise and fall with that of other stockholders, serving the objective of alignment with stockholder interests.

•	RSUs are a prevalent form of director compensation among the Company’s Peer Group.

The Company determines the number of RSUs to be granted by dividing the annual equity award value of $90,000 by the closing price of Common Stock on the date of the annual grant, which is shortly after the annual meeting of stockholders, provided the director is providing services to the Company on the date of grant. RSUs vest on the earlier of the first business day 12 months from the date of grant (unless deferred) or upon the director’s termination of service with the Board. Directors may elect to defer receipt of shares issuable under RSU awards to termination of their Board service; and beginning with the February 2015 RSU awards, shares that have vested and been deferred earn a dividend (in the form of Common Stock equivalents) to the same extent the Company pays a dividend on outstanding shares.

Director Ownership and Stock Holding Requirements

The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our stockholders. Pursuant to our Corporate Governance Principles and Practices, the Board desires that, within a reasonable period after joining the Board, each non-employee director hold Common Stock with a value of at least three times the annual cash Board service retainer. Direct holdings, unvested and deferred RSUs, and Common Stock equivalents count toward ownership value. In addition, each director is required to hold at least 50% of the shares resulting from RSU grants until termination of his or her Board service. The table below shows each non-employee director’s ownership value as of fiscal year-end 2019, based on a closing stock price of $90.45 on the last trading day of fiscal 2019, September 27, 2019. Each of our directors meets the stock holding requirement, except Ms. Birch and Mr. Gainor who joined the board in May 2019 and are still within the transition period for compliance.

Name	Board Service Effective Date	Direct Holdings/ Unvested RSUs	Deferred Units & Common Stock Equivalents	Total Value
Ms. Birch	May 2019	$ 74,531	$ 0	$74,531
Mr. Gainor	May 2019	$ 128,801	$ 0	$128,801
Mr. Goebel	Dec. 2008	$1,054,828	$ 834,673	$1,889,501
Ms. John	Sept. 2014	$ 322,997	$ 181,352	$504,349
Ms. Kleiner	Sept. 2011	$ 695,922	$ 697,641	$1,393,563
Mr. Murphy	Sept. 2002	$ 163,443	$5,834,749	$5,998,192
Mr. Myers	Dec. 2010	$ 631,431	$1,228,582	$1,860,013
Mr. Tehle	Dec. 2004	$ 507,877	$4,310,666	$4,818,543
Mr. Wyatt	May 2010	$ 649,612	$ 970,800	$1,620,412
Ms. Yeung	April 2017	$ 102,932	$ 268,003	$370,935

30    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

Fiscal 2019 Compensation

The table below shows the compensation amounts for each of the Company’s non-employee directors who served in fiscal 2019. Each director received an annual equity award of 1,138 RSUs, valued at $90,000 on the date of grant (March 4, 2019), except Ms. Birch and Mr. Gainor who joined the Board in May 2019 and received a prorated award. The RSUs vest 100% on the earlier of the first business day 12 months from the date of grant or upon the director’s termination of service with the Board.

For fiscal 2019, the average annual compensation of directors was $176,875, comprised of (i) $86,875 in cash and (ii) $90,000 in RSUs. This average excludes dividend payments on deferred accounts and the prorated compensation paid to Ms. Birch and Mr. Gainor.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Ms. Birch	$58,125	$67,500	$0	$125,625
Mr. Gainor	$58,125	$67,500	$0	$125,625
Mr. Goebel	$95,000	$90,000	$13,883	$198,883
Ms. John	$77,500	$90,000	$2,936	$170,436
Ms. Kleiner	$87,500	$90,000	$4,498	$181,998
Mr. Murphy	$77,500	$90,000	$87,313	$254,813
Mr. Myers	$87,500	$90,000	$18,354	$195,854
Mr. Tehle	$95,000	$90,000	$55,895	$240,895
Mr. Wyatt	$95,000	$90,000	$6,833	$191,833
Ms. Yeung	$80,000	$90,000	$4,049	$174,049

(1)

“Fees Earned or Paid in Cash” reflects Board and Committee retainers paid to each director in 2019 either (a) in cash or (b) deferred at the director’s election (in the case of Ms. Yeung, and Messrs. Goebel and Myers). Ms. Birch and Mr. Gainor, who joined the Board in May 2019, each received a prorated retainer payment and equity award of 824 RSUs, valued at $67,500 on the date of grant (June 3, 2019) for board and committee service from May 2019 through the next annual stockholder meeting in February 2020.

(2)	“Stock Awards” reflects the grant date fair value of RSUs granted under the 2004 Stock Incentive Plan, computed in accordance with ASC 718.
(3)

The amount reported in the “All Other Compensation” column reflects four dividend payments made during fiscal 2019 that were credited to the applicable directors’ common stock equivalent accounts, in connection with (1) the respective director’s prior deferral of cash retainers, under the Director Deferred Compensation Plan described in the above section “a. Cash Retainers” and/or (2) beginning with the February 2015 RSU award, vested deferred RSUs as described in section c. “Annual Equity Grant – Restricted Stock Units.” Dividends are paid only to the same extent the Company pays a dividend on outstanding shares.

Outstanding Equity at Fiscal Year-End

The table below sets forth the aggregate number of unvested and deferred RSUs held by our non-employee directors at the end of fiscal 2019.

Name	Unvested RSUs	Deferred RSUs
Ms. Birch	824	0
Mr. Gainor	824	0
Mr. Goebel	1,138	4,290
Ms. John	1,138	1,957
Ms. Kleiner	1,138	7,604
Mr. Murphy	1,138	13,428
Mr. Myers	1,138	4,914
Mr. Tehle	1,138	14,640
Mr. Wyatt	1,138	10,553
Ms. Yeung	1,138	1,000

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    31

REPORT OF THE AUDIT COMMITTEE

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Jack in the Box Inc.’s audited consolidated financial statements for the fiscal year ended September 29, 2019.

The Audit Committee has reviewed and discussed the annual consolidated financial statements with Management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm (the “independent auditor”). Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for the appointment, compensation and oversight of the independent auditor.

The Audit Committee met on four occasions in the fiscal year ended September 29, 2019. At each such meeting, the Audit Committee met with the independent auditor, with and without Management present, to discuss the results of its audit and quarterly reviews of the Company’s financial statements. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Statement on Auditing Standards No. 1301 Communications with Audit Committees. The Audit Committee also received from the Company’s independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence and has discussed with the independent auditor its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of the independent auditor.

In August 2019, the Audit Committee approved the scope and fees for the engagement of KPMG to perform additional audit services in connection with the Company’s completed securitization transaction that closed in July 2019.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s Management and internal audit group as well as the Company’s independent auditor whose reports express opinions on the conformity of the Company’s annual financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting.

Based on the reviews and discussions referred to above, and the reports of KPMG, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019, for filing with the SEC.

THE AUDIT COMMITTEE

David M. Tehle, Chair

Madeleine Kleiner

James M. Myers

Vivien M. Yeung

This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

32    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FEES AND SERVICES

The following table presents fees billed for professional services rendered by KPMG, the Company’s independent registered public accountants, for the fiscal years ended September 29, 2019 and September 30, 2018.

	2019	2018

Audit Fees (1)	$1,118,963	$1,185,987

Securitization Related Audit Fees (2)	$265,000	—

Qdoba Audit Fees (3)	—	$305,000

Tax and other Fees (4)	—	$12,314

KPMG Total Fees	$1,383,963	$1,503,301
(1)

Audit Fees include fees for the audit of the Company’s consolidated annual financial statements and the audit of the effectiveness of internal controls over financial reporting. Audit Fees also include fees for review of the interim financial statements included in our Form 10-Q quarterly reports and the issuance of consents and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Securitization Related Audit Fees include fees for the July 8, 2019 opening balance sheet audit of Different Rules, LLC, the fiscal 2019 audit of Jack in the Box SPV Guarantor, LLC and Subsidiaries, and comfort letter services.

(3)

Qdoba Audit Fees include fees for the audit of the Qdoba Restaurant Corporation’s (“QRC’s”) carved-out financial statements for fiscal year 2017 and fees for review of the QRC’s carved-out interim financial statements for the first quarter ended January 21, 2018.

(4)	Tax and other Fees include fees for services rendered in connection with amendment to the Company’s credit facility in fiscal 2018.

Registered Public Accountants’ Independence. The Audit Committee has considered whether the provision of the above-noted services, other than audit services, is compatible with maintaining KPMG’s independence, and has determined that the provision of such services has not adversely affected KPMG’s independence.

Policy on Audit Committee Pre-Approval of Services. The Company and its Audit Committee are committed to ensuring the independence of the independent registered public accountants, both in fact and in appearance. In this regard, the Audit Committee has established a pre-approval policy in accordance with applicable securities rules. The Audit Committee’s pre-approval policy is set forth in the Audit Committee Pre-Approval Policy, which is available on our website at http://investors.jackinthebox.com.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    33

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL TWO — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2020. Although action by stockholders in this matter is not required, the Audit Committee believes it is appropriate to seek stockholder ratification of this appointment.

KPMG LLP has served as the Company’s independent auditor since 1986. One or more representatives of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders present at the meeting. The following proposal will be presented at the Annual Meeting:

Action by the Audit Committee appointing KPMG LLP as the Company’s independent registered public accountants to conduct the annual audit of the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 27, 2020, is hereby ratified, confirmed and approved.

Vote Required for Ratification

Ratification requires the affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” this proposal. Brokers have discretionary authority to vote uninstructed shares on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

34    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), stockholders have the opportunity to cast an advisory vote on the compensation of our named executive officers (“NEOs”) as disclosed in the CD&A, the compensation tables, narrative disclosures, and related footnotes included in this Proxy Statement. This “Say on Pay” vote is advisory, and therefore nonbinding on the Company; however, the Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, values the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions. We received a 98.1% favorable vote on Say on Pay at our March 2019 Annual Meeting of Stockholders.

The Compensation Committee engages the services of an independent compensation consultant to advise on executive compensation matters, including competitive compensation targets within the marketplace, and Company performance goals and analysis.

As discussed in more detail in the CD&A, our executive compensation program is designed to attract and retain a talented team of executives who can deliver on our commitment to build long-term stockholder value. The Compensation Committee believes our program is competitive in the marketplace, links pay to performance by rewarding our NEOs for achievement of short-term and long-term financial and operational goals (and, in some years, strategic goals), and aligns our NEOs’ interests with the long- term interests of our stockholders by providing a mix of performance and service-based equity awards. Specifically, a significant portion of compensation paid to our NEOs is based on the Company’s business performance.

Our fiscal 2019 NEOs were our Chief Executive Officer (CEO); Executive Vice President (EVP), Chief Financial Officer (CFO); EVP, Chief of Staff and Strategy; EVP, Chief Legal and Risk Officer; and Vice President, Chief Operating Officer (COO).

The Compensation Committee believes stockholders should consider the following key components of our compensation programs and governance practices when voting on this proposal:

Pay for Performance Orientation

•

Competitive, Targeted Pay. We target executive base salary, total cash compensation, and total direct compensation to deliver competitive pay for performance that meets expectations, and the opportunity for higher pay only if performance exceeds expectations.

•

Pay Mix. Our executive compensation program includes a mix of fixed and variable compensation, with a significant portion of target compensation in the form of annual and long-term incentives that directly tie to achievement of key Company goals and drive long-term stockholder value.

•

Long-Term Incentives (“LTI”). Annual equity awards for our NEOs in fiscal 2019 included an equal mix of performance shares (“PSUs”) and time-vested restricted stock units (“RSUs”) with holding requirements. The PSUs vest three years after the grant, depending on the Company’s achievement of goals over a three-fiscal year period. The grant guidelines, goals, and performance metrics for the PSU awards granted in November 2018 for the performance period fiscal 2019-2021 are further described in the CD&A.

•

2019 Annual Incentives. In 2019, our NEOs’ annual incentive opportunity was based on (1) Operating EBIT (weighted 70%), and (2) Restaurant Level Margin (weighted 30%). The incentive payout was based on the Company performing between target and maximum performance on the Operating EBIT financial goal, and between threshold and target performance on the Restaurant Level Margin financial goal, as determined by the Compensation Committee.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    35

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Alignment with Long-Term Stockholder Interests

•

Equity Awards. The largest portion of our NEOs’ total pay is delivered in equity awards (for fiscal 2019, PSUs and RSUs), with such equity awards accounting for 68% of the CEO’s targeted total direct compensation in fiscal 2019.

Time-vested RSUs have multi-year vesting; performance awards are typically based on achievement of financial goals over a three-fiscal year period. All RSUs, and earned PSUs beginning with the fiscal 2016 PSU award, are subject to a holding requirement under which our NEOs and other executive officers must hold at least 50% of after-tax net shares until termination or retirement.

•	Stock Ownership Requirement. Our NEOs and other executive officers are required to own a significant amount of the Company’s stock, based on a multiple of salary.

•	No Evergreen – No Repricing. We do not have an evergreen plan, and we prohibit repricing equity awards without stockholder approval.

•

No Pledging or Hedging. As described in greater detail in the CD&A, we prohibit Section 16 officers (including our NEOs and other executive officers) from pledging Company stock as collateral for any obligation or engaging in hedging transactions involving our stock.

Recommendation

With the assistance of its independent compensation consultant, the Compensation Committee has thoughtfully developed our executive compensation programs, setting NEO compensation that links pay to performance and provides an appropriate balance of short-term and long-term incentives that are aligned with long-term stockholder interests. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that Jack in the Box Inc. stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described narrative disclosures in this Proxy Statement for the 2020 Annual Meeting of Stockholders.”

Approval of the Say on Pay proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions will be included in the number of shares present and entitled to vote and will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will not count as votes cast “FOR” or “AGAINST” the proposal and will not be included in calculating the number of votes necessary for approval for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

36    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains the key elements of our executive compensation program and compensation decisions for our named executive officers (“NEOs”) in fiscal 2019. The Compensation Committee of our Board of Directors (the “Committee”), with input from its independent compensation consultant, oversees these programs and determines compensation for our NEOs.

Our fiscal year 2019 NEOs are:

•	Leonard A. Comma	Chairman and Chief Executive Officer (“CEO”), our principal executive officer

•	Lance F. Tucker	Executive Vice President, Chief Financial Officer (“CFO”), our principal financial officer

•	Mark H. Blankenship (1)	Former Executive Vice President, Chief of Staff and Strategy (“CSS”)

•	Phillip H. Rudolph (1)	Executive Vice President, Chief Legal and Risk Officer (“CLO”) and Corporate Secretary

•	Marcus D. Tom	Vice President, Chief Operating Officer (“COO”)
(1)

In connection with our restructuring following our completed sale of Qdoba Restaurant Corporation and other events, Dr. Blankenship ceased to be an officer and employee of the company following his January 3, 2020 separation date, and Mr. Rudolph is expected to cease to be an officer and employee following his anticipated February 28, 2020 separation date.

Quick Reference Guide

Executive Summary	Section I

Compensation Principles and Objectives	Section II

Compensation Competitive Analysis	Section III

Elements of Compensation	Section IV

Compensation Decision-Making Process	Section V

Fiscal 2019 Compensation	Section VI

Additional Compensation Information	Section VII

CEO Pay Ratio Disclosure	Section VIII

I. EXECUTIVE SUMMARY

Jack in the Box is committed to responsibly building long-term stockholder value. Our executive compensation program is designed to deliver on this commitment by using a balanced performance measurement framework that is aligned with the key drivers of Company performance and stockholder value creation. This executive summary provides an overview of our fiscal 2019 performance, compensation framework and pay actions, targeted total direct compensation, and CEO pay for performance alignment.

a. Fiscal 2019 Review

Fiscal 2019 was the Company’s first full year as an asset-light, single-brand organization. Several restructuring efforts were completed during the year, including the completion of the transition services agreement with Qdoba. Through implementation of the Securitization in the fiscal year, the Company achieved its target leverage ratio of approximately five times EBITDA. In addition to these structural changes, the Company continued to drive systemwide financial and operational performance. In fiscal 2019, we achieved our ninth consecutive year of same-store sales growth.

Returns to Stockholders

The Company returned more than $165 million to shareholders through stock buybacks and dividends. The Company’s stock price increased 7.3% to $90.45 per share at fiscal year-end (“FYE”) 2019, versus $83.83 at FYE 2018.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    37

CD&A — I. EXECUTIVE SUMMARY

Financial and Operational Results

•	Systemwide same-store sales(1) increased 1.3% over prior year, marking the ninth consecutive year of same-store sales growth.

•	Operating Earnings Per Share(2) (“Operating EPS”) of $4.35 per share increased 14.8% from the prior year.

•	Adjusted EBITDA(3) increased 1.8% to $269.0 million, compared with $264.2 million in the prior year.

•	Operating EBIT(4) was $207.8 million, a 6% increase versus $196 million in the prior year.

•	Restaurant Level Margin(5) decreased by 20 basis points to 26.2% of company restaurant sales.

•	Through implementation of a securitization in the fiscal year, the Company achieved its target leverage of approximately five times EBITDA.

Incentive Compensation Outcomes

•

For the fiscal 2019 annual incentive plan, the Jack in the Box Operating Earnings Before Interest and Taxes (“Operating EBIT”)(4) result (weighted 70%) was 149% of target goal, and the Jack in the Box Restaurant Level Margin performance (weighted 30%) was 54% of target goal. In total, the CEO and other NEOs received an annual incentive payout of 120.5% of target payout.

•

For PSUs vested and payable in 2019 (granted in November 2016), the Jack in the Box Return on Invested Capital (ROIC)(6) FYE19 result was 150% of target, and the Systemwide Sales result for the Performance Period covering fiscal 2017-2019 (with goals established at the beginning of each fiscal year of the Performance Period) was 40% of target. In total, the CEO and other NEOs received a weighted payout of 95% of the target number of PSUs granted.

(1)

Systemwide same-store sales represent changes in sales at company and franchise restaurants open more than one year. Franchise sales represent sales at franchise restaurants and are revenues of our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchise sales. We believe system same-store sales information is useful to investors as it has a direct effect on the Company’s profitability.

(2)

Operating Earnings Per Share is a non-GAAP measure that represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company operated restaurants, restructuring charges, loss on early termination of interest rate swaps, loss on early extinguishment of debt, the non-cash impact of the Tax Cuts and Jobs Act in fiscal year 2018, and the excess tax benefits from share-based compensation arrangements. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(3)

Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, and the amortization of franchise tenant improvement allowances and other.

(4)

Operating EBIT is a non-GAAP measure defined by the Company as net earnings before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants, restructuring costs, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(5)

Restaurant Level Margin is defined as Company restaurant sales less restaurant operating costs (food and packaging, payroll and employee benefits, and occupancy and other costs) and is neither required by, nor presented in accordance with GAAP. Restaurant Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(6)

Adjusted ROIC is calculated as after-tax earnings from operations, excluding gains or losses on the sale of company-operated restaurants and restructuring charges, divided by average invested capital (which excludes accumulated other comprehensive income or loss related to the Company’s retirement plans).

38    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

b. Fiscal 2019 Compensation Framework and Key Pay Actions

Our executive compensation program is designed to motivate, engage, and retain a talented executive leadership team and to appropriately reward them for their contributions to our business. Our performance measurement framework consists of a combination of multiple performance metrics, varying time horizons, and multiple equity vehicles. The largest portion of our executives’ compensation is variable and is directly tied to the achievement of annual and longer-term financial and operating goals. In combination, these metrics and variables provide a balanced and comprehensive view of performance and drive the Committee’s executive compensation decisions.

Consistent with the fundamental principle that compensation programs should align pay with performance, the Company’s fiscal 2019 performance directly impacted compensation decisions and pay outcomes, as shown in the chart below that summarizes the compensation framework, key fiscal 2019 performance measures and pay actions.

Performance Measurement Framework with 2019 Pay

Base Salary	Long-Term Incentive

Following a review of total direct compensation relative to competitive market data of our Compensation Peer Group, and consideration that the Company was in the midst of its restructuring as a single brand and the evaluation of strategic alternatives, including a potential sale, the Committee determined not to make changes to the base salaries of our NEOs in fiscal 2019.

For fiscal 2019, due to the additional trading volatility resulting from the Company’s potential sale, the Committee awarded equity grants consisting only of Performance Shares and Restricted Stock Units, weighted equally, and did not grant stock options.

•   50% Performance Shares (PSUs)

Vesting based on achievement over a three-fiscal year performance period (FY 2019–2021), with 50% holding requirement

•   ROIC Goal (50%)

(Return on Invested Capital from Operations)

•   Systemwide Sales Goal (50%)

(Company and Franchise Restaurants)

•   50% Restricted Stock Units (RSUs)

25% vesting per year over four years, with 50% holding requirement

Annual Incentive

•  Performance Goals

•  Operating EBIT (70%)

•  Restaurant Level Margin (30%)

•  Fiscal 2019 Results

Annual incentives were paid at 120.5% of target payout based on the weighted results below:

•   JIB Operating EBIT performance was between target and maximum, resulting in 149% of target payout for this goal

• Restaurant Level Margin was between threshold and target, resulting in 54% of target payout for this goal	Fiscal 2019 Actions Relating to PSU Grants

•   For the FY 2019-2021 PSU grant, the Committee established two goals (1) an adjusted ROIC from Operations measure, based on the third fiscal year of the three-fiscal year performance period (FY 2021), and (2) Systemwide Sales growth, with goals set annually at the beginning of each fiscal year of the three-fiscal year performance period.

•   For the FY 2017-2019 PSU grant, the Committee certified goal achievement and approved a payout of 95.0% of target PSUs granted based on performance during the three-fiscal year performance period, as described in Section VI.d. of the CD&A.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    39

CD&A — I. EXECUTIVE SUMMARY

c. Fiscal 2019 Pay Mix

As reflected in the following charts, a significant percentage of our NEO’s target total direct compensation (“TDC”) (consisting of base salary, target annual incentive, and target long-term incentive) is in the form of variable at-risk, rather than fixed, compensation. Consistent with our compensation principles and objective of pay for performance alignment, the largest proportion of target TDC is in the form of annual incentives and long-term incentives (through equity awards in the form of PSUs and RSUs) that represented 84% of TDC for our CEO and an average of 66% of TDC for our Other NEOs. For fiscal 2019, 50% of our long-term incentives were delivered in PSUs and 50% were delivered in RSUs — as a result, explicitly at-risk components (annual incentive and PSUs) represented 50% of TDC for our CEO and an average of 44% of TDC for our Other NEOs.

(1)

The target TDC excludes a) the special bonuses awarded to Messrs. Rudolph and Tom, and b) the special retention equity awards made to Messrs. Tucker and Tom, as described more fully in section VI.c. and VI.d. respectively.

CEO - 2019 Total Direct Compensation

For fiscal 2019, the Committee determined that the target TDC for our CEO would be $5.85 million (consisting of base salary of $925,000, target annual incentive of $925,000, and target long-term incentive of $4.0 million), which aligned with the median TDC “Market” compensation based on market data and advice provided by the Committee’s independent consultant (as described in CD&A Section III.a. “Compensation Competitive Analysis”).

	Target	SCT

Salary	$925,000	$925,000

Annual Incentive	$925,000	$1,114,625

Long-Term Incentive (LTI)	$4,000,000	$3,905,997

Fiscal 2019 Annual TDC	$5,850,000	$5,945,622

The SCT column at left shows the CEO’s actual TDC-- as reflected in the “Summary Compensation” (“SCT”) and “Grants of Plan-Based Awards” tables. The difference between Target and SCT compensation is attributable to: (a) on the Annual Incentive, Mr. Comma’s fiscal 2019 payout amounting to 120.5% of target (due to the Company performing above target performance overall on its goals); and (b) on the LTI: (i) the difference in stock price of the long-term incentive awards between the price on the actual grant date and the earlier 60-day average price used by the Committee to establish the number of RSUs and PSUs to be granted; and (ii) the SCT use of the grant date fair value for RSU and PSU awards, as described in the footnotes to those tables.

The LTI components are described in detail in proxy Section VI.d. “Fiscal 2019 Compensation — Long-Term Incentive Compensation.”

40    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — I. EXECUTIVE SUMMARY

d. CEO Compensation and Pay for Performance Alignment

Each year, the Committee assesses our CEO’s actual compensation relative to the Company’s performance. The following graph shows the relationship of our CEO’s actual TDC (as reflected in the SCT) compared to our cumulative total shareholder return (TSR) performance in each of the last five fiscal years. Actual TDC in this chart includes base salary, actual annual incentive earned for the year, and the long-term incentive value based on the stock price at the time of grant, as detailed in the section immediately above.

As illustrated, pay and performance are generally aligned — with higher pay in the earlier years and in fiscal 2019 given strong financial and TSR performance, and lower pay when financial performance did not meet goals (in fiscal 2017 and 2018) and TSR declined (in fiscal 2018).

(1)

The graph above shows the cumulative return to holders of the Company’s Common Stock at September 30th of each year assuming $100 was invested on September 30, 2014, and assumes reinvestment of dividends.

(2)

2016 Special Retention Award: In fiscal 2016, the CEO was awarded a special stock award (reflected in the top portion of the FY 2016 bar) to recognize the criticality of his role and the Company’s strong performance under his leadership, and to incentivize him to remain with the Company while providing measured increases to ongoing, target TDC. This one-time RSU grant (detailed in our 2017 Proxy Statement) cliff vests 50% four years from the grant date and the remaining 50% five years from grant.

e. Say-on-Pay Feedback from Stockholders

In 2019, we sought an advisory vote from our stockholders regarding our executive compensation program and received a 98.1% favorable vote supporting the program. Each year, the Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executives. Given the significant level of stockholder support and our stockholder outreach throughout the year, the Committee concluded that our executive compensation program continues to align executive pay with stockholder interests and provides competitive pay that encourages retention and effectively incentivizes performance of talented NEOs and executives. Accordingly, the Committee determined not to make any significant changes to our programs following the vote.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    41

CD&A — II. COMPENSATION PRINCIPLES AND OBJECTIVES

II. COMPENSATION PRINCIPLES AND OBJECTIVES

The Committee focuses on the following principles and objectives in determining and measuring the various components of our executive compensation programs:

•

Competitive target pay structure, including base salary, annual incentive, and long-term incentives that enable us to attract and retain talented, experienced executives who can deliver successful business performance and drive long-term stockholder value.

•

Pay for performance alignment, with the largest proportion of executive pay in the form of annual and long-term incentives that directly tie payouts, if any, to the achievement of corporate goals and strategies.

•	Comprehensive goal setting, with financial, operational, and strategic performance metrics that drive long-term stockholder value.

•	Incentivizing balanced short-term and long-term executive decision making, through variable compensation components (cash and stock) using varying timeframes.

•	Executive alignment with stockholder interests, through stock ownership and holding requirements that build and maintain an executive’s equity investment in the company.

•	Sound governance practices and principles in plan design and pay decisions, with the Committee considering both what and how performance is achieved.

•

Management of compensation risk, by establishing incentive goals that avoid placing too much emphasis on any one metric or performance time horizon, thereby discouraging excessive or unwise risk-taking.

Internal Pay Equity

Our compensation programs are designed so that potential compensation opportunities are appropriate relative to each executive’s level of responsibility and impact. While program design is similar for executives at the same level, actual pay may vary based on job scope and individual performance over time. In fiscal 2019, our CEO’s targeted TDC was approximately 2.23 times higher than the next highest paid executive.

42    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — III. COMPENSATION COMPETITIVE ANALYSIS

III. COMPENSATION COMPETITIVE ANALYSIS

a. Competitive Analysis

Each year the Committee relies on multiple data points to assess the competitiveness of our executive compensation program and the individual compensation of our executives. Information the Committee uses to perform this analysis includes:

•	The Company’s performance against its performance goals;

•	The mix of short-term and long-term compensation in the form of cash and equity-based compensation;

•

A review of “Market” compensation by the Committee’s independent consultant, which includes data from (a) proxy statement disclosures of our Peer Group (described below) and (b) general industry data from national compensation surveys; and

•	The Company’s financial performance relative to our Peer Group.

b. Fiscal 2019 Peer Group

The Committee reviews and approves a Peer Group for use in conducting competitive market analysis of compensation for our NEOs and other executives, and to evaluate program design elements. Following fiscal 2018, with Jack in the Box completing its sale of Qdoba and increasing its franchise restaurant mix to 94%, the Committee determined that the fiscal 2019 Peer Group would be comprised solely of restaurant companies (rather than a combination of restaurant and retail companies, as in prior years) to better reflect our business and the market in which we compete for senior executive talent. For 2019, the Committee’s independent consultant recommended removing the seven retail companies that were in the 2018 Peer group and adding seven restaurant companies comparable to Jack in the Box in size.

Our practice in selecting Peer Group companies is to look for companies in the restaurant industry that are generally comparable on an aggregated basis in size for systemwide sales, generally 0.3x to 3.0x Jack in the Box Inc., and for GAAP revenue, generally 0.2x to 5.0x Jack in the Box Inc. The Committee also considers market capitalization, number of locations, business models and consumer focus.

The table below shows key financial information of the Peer Group and Jack in the Box at the time the Committee approved the 2019 Peer Group in late fiscal 2018, based on the then-available information for Jack in the Box, and the most recently reported financial information for each peer company at that time.

2019 Peer Group
Company Name

BJ’s Restaurants, Inc. (New)

Bloomin Brands’, Inc. (New)

Bojangles’ Inc. (1) (New)

Brinker International, Inc.

Chipotle Mexican Grill, Inc.

Cracker Barrel Old Country Store, Inc.

Denny’s Corporation (New)

Dine Brands Global, Inc.

Domino’s Pizza, Inc.

Dunkin’ Brands Group, Inc. (New)

Papa John’s International, Inc.

Red Robin Gourmet Burgers, Inc. (New)

Sonic Corp. (1)

Texas Roadhouse, Inc. (New)

The Cheesecake Factory, Inc.

The Wendy’s Company

	Systemwide Sales	GAAP Revenue (Trailing 4Qtrs)	Market Capitalization (As of 4/1/18)	# Locations (As of 4/1/18)

Jack in the Box	$3.6MM (projected)	$853M (projected)	$2.5MM	2,251

Peer Group Median	$3.4MM	$1.6MM	$2.0MM	1,705

(1)	Subsequent to constructing the Fiscal 2019 Peer Group, Bojangles’ Inc. and Sonic Corp. were acquired by private equity firms, in early 2019 and December 2018 respectively.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    43

CD&A — IV. ELEMENTS OF COMPENSATION

IV. ELEMENTS OF COMPENSATION

Our executive compensation programs consist of the elements summarized below, and are designed to (a) achieve our compensation principles and objectives, (b) enable the Company to attract, retain, motivate, engage, and reward our NEOs and other executives, and (c) encourage an appropriate level of risk taking, as discussed later in this CD&A.

Element / Type of Plan	Link to Compensation Objectives	Key Features

Current Year Performance

Base Salary (Cash)	Fixed compensation amount for performing day-to-day job responsibilities. Provides financial stability and security.	Competitive pay that is targeted to approximate a reasonable range of the median of the Market, taking into account job scope and complexity, criticality of position, knowledge, skills and experience. Base salary levels are reviewed annually and may be adjusted if appropriate based on individual performance, market pay changes, and internal equity.

Annual Incentive (Cash)	Variable compensation. Motivates and rewards for achievement of annual performance goals that drive long-term stockholder value.	Incentives are targeted to approximate a reasonable range of the Market median. Executives can earn 0% - 200% of target payout based on achievement of pre-established performance targets. Goals and weighting are set annually to align with specific financial, operational, and/or strategic performance objectives, aligned with the Company’s operational plan and budget. Fiscal 2019 goals are described in Section VI.b.

Multi-Year Performance

Long-Term Incentive (LTI) (Equity)

Variable compensation. Motivates and rewards for sustained long-term financial and operational performance designed to increase long-term stockholder value.

Encourages continued employment through required vesting periods in order to obtain shares of stock.

Stock ownership and holding requirements align the financial interests of our executives with the financial interests of our stockholders.

LTI guidelines are reviewed annually and set to result in total pay that is within a reasonable range of the Market median. Actual grants may vary from the LTI guideline based on individual performance. No dividends are paid on unvested RSUs or PSUs.

Stock Options: Historically represented a portion of the LTI guideline, but no options were granted in fiscal 2019 due principally to the announcement in 2018 that the Company was exploring strategic alternatives.

Performance Shares (PSUs): In fiscal 2019, PSUs represented 50% of the LTI guideline; they vest at the end of three years, and are payable in stock, with the amount vesting based upon achievement of pre-established performance goals (ranging from zero to 150% of the target number of PSUs granted). PSUs are subject to a holding requirement (executives must hold 50% of after-tax net shares resulting from the vesting of PSUs until termination of service). The goals for the FY 2019-2021 grant are described in Section VI.d.

Restricted Stock Units (RSUs): In fiscal 2019, RSUs represented 50% of the LTI guideline, vest 25% per year over four years, and are payable in stock. RSUs are subject to a holding requirement (executives must hold 50% of after-tax net shares resulting from the vesting of RSUs until termination of service).

Attraction & Retention

Perquisites (Cash)	Provides limited cash value for other benefits that are typically offered to executives.	A taxable benefit provided to executives and paid bi-weekly. This benefit is intended to assist with each executive’s expenses for use of their personal automobile and cell phone for business purposes, and to assist with financial planning.
Other (2019)	Retention Award (Equity)

Messrs. Tucker and Tom, each hired in 2018, received a special one-time RSU award to increase their equity stake in the Company in recognition of the criticality of their roles and the importance of retaining each of them in position. These equity awards are described in CD&A Section VI.d “2019 Special Equity Awards”

Special Cash Bonuses (Cash) (2 NEOs)

Mr. Rudolph received a special cash bonus in recognition of his significant role in the execution of strategic and financing alternatives, specifically the completion of the privately placed business securitization transaction. Mr. Tom received a special cash bonus in recognition of his leadership in the development and execution of an improved communications process with the franchise organization. These bonuses are described more fully in sections VI.c — “Special One-Time Cash Bonuses”.

44    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — IV. ELEMENTS OF COMPENSATION

Element / Type of Plan	Link to Compensation Objectives	Key Features

Retirement Benefits (401(k), Deferred Compensation, Pension, SERP)	Provides for retirement income to reward service and commitment to the Company and to encourage retention.

401(k) Plan — The 401(k) Plan is a qualified deferred compensation plan that is available to all employees who are at least age 21. The 401(k) Plan includes a Company matching contribution of up to 4% of compensation deferred by employees, subject to annual IRC limits.

Executive Deferred Compensation Plan (“EDCP”) — The EDCP is a non-qualified deferred compensation plan that is offered to highly-compensated employees. Participants may receive an annual restoration matching contribution if their deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to tax code limits applicable to the 401(k) Plan. A participant must be employed on the last day of the calendar year to receive the restoration matching contribution.

Pension — The Company’s employee pension plan, that provides benefits based on years of service and earnings up to IRC limitations, was closed to employees hired on or after January 1, 2011, and was “sunset” on December 31, 2015 (after which time participants no longer accrue added benefits based on additional pay or service). Three NEOs are participants in the pension plan.

Supplemental Executive Retirement Plan (“SERP”) — The SERP was closed to new participants in 2007. One NEO was promoted into an officer position prior to 2007 and is a participant in the plan. The plan provides retirement income on a non-qualified basis, without regard to IRC limitations.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    45

CD&A — V. COMPENSATION DECISION-MAKING PROCESS

V. COMPENSATION DECISION-MAKING PROCESS

a. Role of the Compensation Committee

The Committee works closely with its independent consultant and meets regularly, including in executive session without members of the executive team (“Management”) present, to make decisions on our executive compensation program and on the compensation of our CEO and other executives. The Committee reviews a variety of market data and information, including Company, Peer Group, restaurant industry, and general industry compensation information, and considers the recommendations of its independent consultant when making compensation decisions. The Committee Chair reports the actions of the Committee to the Board at each regular meeting. The Committee’s responsibilities include reviewing and approving:

•	The Peer Group;

•	Our compensation principles and objectives;

•	The amount and form of executive compensation (pay increases, equity grants);

•	CEO performance and compensation, and executive officer compensation;

•	Annual and long-term incentive plans and benefit plans;

•	Performance metrics and goals, and the achievement of annual and long-term incentive plan goals;

•	Board compensation; and

•	Annual proxy statement/CD&A disclosure.

b. Role of the Independent Compensation Consultant

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy” or the “Consultant”) as its independent compensation consultant since January 2010. The Consultant reports directly to the Committee and performs no other work for the Company. The Committee has analyzed whether the work of Semler Brossy as a compensation consultant raises any conflict of interest, taking into consideration the following factors: (i) whether Semler Brossy provides any other services to the Company; (ii) the amount of fees paid by the Company to Semler Brossy as a percentage of Semler Brossy’s total revenue; (iii) Semler Brossy’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Semler Brossy or the individual compensation advisors employed by the firm with any executive officers of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Semler Brossy or the individual compensation advisors whom it employs. The Committee has determined, based on its analysis of the above factors, that the work of Semler Brossy and the individual compensation advisors employed by Semler Brossy as compensation consultants to the Committee has not created any conflict of interest.

The Consultant does the following for the Committee:

•	Attends Committee meetings;

•

Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives, and advises on plans or practices that may improve effectiveness of our compensation program;

•	Provides and discusses peer group and survey data for competitive comparisons and, based on this information, offers independent recommendations on CEO and NEO compensation;

•	Reviews the CD&A and other compensation-related disclosures in our proxy statements;

•	Offers recommendations, insights and perspectives on compensation related matters;

•	Evaluates and advises the Committee regarding enterprise and related risks associated with executive compensation components, plans and structures; and

•	Assists the Committee in designing executive compensation programs that are competitive and align the interests of our executives with those of our stockholders.

In fiscal 2019, Semler Brossy attended all Committee meetings in person or by telephone, including executive sessions as requested, and consulted frequently with the Committee Chair between meetings.

c. Role of the CEO in Compensation Decisions

When making decisions on executive compensation, the Committee considers input from the Company’s CEO, who reviews the performance of the other NEOs and executives and provides his recommendations to the Committee on NEOs’ and other executives’ compensation. The Company’s Chief Human Resources Officer, Compensation and Benefits Department, and the CFO and Finance Department also provide information and answer the Committee’s questions regarding Company financial targets and projections. The CEO meets privately with the Committee and its Consultant to discuss his executive pay recommendations and provides his insight and perspectives to the Committee on the reports and recommendations of the Committee’s Consultant relating to plan design and strategies, goal setting, payout structure, stock grants and holding requirements, and related topics.

The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO or any other members of Management present.

46    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — VI. FISCAL 2019 COMPENSATION

VI. FISCAL 2019 COMPENSATION

a. Base Salary

For fiscal 2019, following a review of total direct compensation relative to competitive market data of our Compensation Peer Group, and consideration that the Company was in the midst of its restructuring as a single brand and its evaluation of strategic alternatives, the Committee determined not to make any changes to the base salaries of our NEOs.

Name	Salary FYE 2018	Salary FYE 2019	% Increase

Mr. Comma (CEO)	$925,000	$925,000	0.0%

Mr. Tucker (CFO)	$575,000	$575,000	0.0%

Dr. Blankenship (CSS)	$378,000	$378,000	0.0%

Mr. Rudolph (CLO)	$525,000	$525,000	0.0%

Mr. Tom (COO)	$325,000	$325,000	0.0%

b. Performance-Based Annual Incentive Compensation (Cash)

In November 2018, the Committee approved the annual incentive goals for fiscal 2019 consistent with the Company’s fiscal 2019 operational plan and budget approved by the Board. The annual goals were based on: (1) Operating EBIT and, (2) Restaurant Level Margin, weighted as follows:

Operating EBIT (1)	70%

Restaurant Level Margin (2)	30%

When setting fiscal 2019 annual incentive goals, the Committee used a rigorous process to set challenging, yet reasonably attainable goals aimed at ensuring appropriate and competitive levels of payout relative to performance achievement. The process included consideration of: (1) the Company’s fiscal 2019 operational plan and budget that included then-current economic conditions; (2) current and projected performance of the restaurant industry in general and companies within our Peer Group, and other potential internal and external events that could impact future sales and earnings levels; (3) a sensitivity analysis of performance results relative to the incentive targets; and (4) the advice of the Committee’s Consultant. Based on this review, the Committee set goals based on key financial metrics that it believed would increase stockholder value if achieved, with target and higher goals set at challenging, yet reasonable levels.

2019 Performance Metrics	Why Goal Is Used

Operating EBIT (1)	This is a key performance metric for measuring operational performance. In fiscal 2019, the metric excluded gains or losses from the sale of company operated restaurants, restructuring costs, and earnings or losses from discontinued operations.

Restaurant Level Margin (2)	Restaurant Level Margin measures how effectively the Company manages its business operations and costs and is a key performance metric for alignment with our franchise operators, our franchising strategy, and our stockholders and potential investors.

(1)

Operating EBIT is a non-GAAP measure, defined by the Company as earnings net before interest expense, net and income taxes, excluding gains or losses on the sale of company operated restaurants, restructuring costs, and earnings or losses from discontinued operations. See Appendix A — Reconciliation of non-GAAP measurements to GAAP Results.

(2)	As set forth in Note 5 in the Proxy Summary, Restaurant Level Margin is a non-GAAP measure. For a reconciliation of this measure to the most comparable GAAP measure, see Appendix A.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    47

CD&A — VI. FISCAL 2019 COMPENSATION

Fiscal 2019 Performance Results

As shown on the chart below, relative to the Company’s fiscal 2019 Operating EBIT goal (weighted 70%), performance achievement ($207.8 million) was between target and maximum goal, resulting in a payout of 149% of target; and, for Restaurant Level Margin (weighted 30%), the performance achievement ($88.3 million) was between threshold and target, resulting in a payout of 54% of target. The overall weighted payout for both financial goals was 120.5% of target.

Fiscal 2019 Payouts

The 2019 target and maximum annual incentive payout percentages for NEOs, expressed as a percentage of annual base salary, are shown in the table below. The target potential payout percentages are set by position level, taking into account the compensation competitive analysis described in Section III.a. and each executive’s role in the Company. There were no changes in the 2019 target payout percentages from those in fiscal 2018. There is no minimum amount of incentive payout guaranteed for the NEOs, but the maximum amount is capped at 2x target payout (which is 200% of salary for the CEO, 150% of salary for Messrs. Tucker, Rudolph, and Dr. Blankenship, and 90% for Mr. Tom). The payouts as a percent of target incentive and as a percent of annual salary are shown below.

	Potential Payout (As Percent of Annual Salary)		Target Incentive	Actual Payout (As Percent of Target Payout)	Actual Payout (As Percent of Annualized Salary)	Actual Incentive Payout
	Target	Max

Mr. Comma (CEO)	100%	200%	$925,000	120.5%	120.5%	$1,114,625

Mr. Tucker (CFO)	75%	150%	$431,250	120.5%	91.0%	$ 519,665

Dr. Blankenship (CSS)	75%	150%	$283,500	120.5%	91.0%	$ 341,618

Mr. Rudolph (CLO)	75%	150%	$393,750	120.5%	91.0%	$ 474,469

Mr. Tom (COO)	45%	90%	$146,250	120.5%	55.0%	$ 176,231

c. Special One-Time Cash Bonuses

Mr. Rudolph received a special $50,000 bonus in September 2019 for taking on significant additional responsibilities related to the execution of strategic and financing alternatives, specifically the completion of the privately placed business securitization transaction. The Committee determined the amount of his bonus, equal to 9.5% of his base salary, in its discretion and in consultation with its independent compensation consultant. Mr. Tom received a special

$10,000 cash bonus in September 2019, equal to 3% of his base salary, for his leadership in the development and execution of an improved communications process intended to build stronger relationships with the franchise organization. Neither of these bonuses were grossed up, in accordance with Company policy prohibiting tax gross-ups to Executive Officers except for relocation expenses where approved by the Compensation Committee.

48    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — VI. FISCAL 2019 COMPENSATION

d. Long-Term Incentive Compensation

In fiscal 2019, the LTI program for our NEOs was comprised of 50% performance shares (“PSUs”) and 50% restricted stock units (“RSUs”). As explained in section “IV. Elements of Compensation”, we did not grant stock options in fiscal 2019 due to the additional trading volatility resulting from the company’s potential sale. For fiscal 2019, the Committee chose to equally weight PSUs and RSUs because (a) PSUs directly link executive pay to achievement of longer-term Company financial goals, and (b) RSUs vest over time and facilitate stock ownership and retention.

Each year, the Committee’s Consultant advises the Committee on the LTI grant guidelines that reflect approximately the median of Market TDC when combined with base salary and the target annual incentive. For the fiscal 2019 grant, the Committee determined the amount of each NEO’s LTI grant, in its discretion, taking into consideration the equity grant guidelines, the Company’s overall performance, recommendations from the CEO (except with regard to his own compensation), and input from its Consultant. The chart below illustrates our LTI structure and the key elements of each type of award granted to our NEOs and other executives for fiscal 2019.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    49

CD&A — VI. FISCAL 2019 COMPENSATION

Performance Shares (PSUs)

PSUs are granted annually, and vest after three years based on achievement of performance metrics that are established for the three-fiscal year performance period (“Performance Period”). The Committee sets specific performance goals (including threshold, target, and maximum) either (a) at the beginning of the Performance Period, or (b) annually at the beginning of each fiscal year of the Performance Period, depending on the goal; in the latter case, the threshold performance goals set for the second and third years of the Performance Period generally may not be lower than the threshold set for the first year. The Committee believes that for some metrics, setting annual performance goals improves its visibility into the relative attainability and difficulty of the goals and, as a result, better aligns performance and payouts. Vesting ranges from 0% to 150% of the target number of shares granted; the threshold payout (50% of target) requires achieving an established minimum performance requirement (there is no payout if performance doesn’t meet the minimum requirement).

PSUs Granted in Fiscal 2019: In November 2018, the Committee granted PSU awards to our NEOs and executives for the three-fiscal-year 2019-2021 Performance Period. The PSU grants are based on two equally-weighted metrics: (a) adjusted ROIC from Operations and (b) Systemwide Sales Growth, with the Committee setting the three-year ROIC goal at the beginning of the three-year performance period and setting each annual systemwide sales goal at the beginning of each fiscal year.

These two metrics, systemwide sales and ROIC, support the critical drivers of our success: growing top-line profitable sales, and encouraging prudent deployment of capital to drive the business. For each metric, the Committee believes the goals set are appropriately challenging, yet reasonably attainable. The actual goals are not being disclosed before the end of the Performance Period because we believe such disclosure would be competitively harmful.

PSUs Vested in 2019: PSUs granted in November 2016 (based on the three-fiscal-year 2017-2019 Performance Period) vested and were payable in November 2019 based on the achievement of two equally-weighted metrics, Systemwide Sales and ROIC, as follows:

Systemwide Sales

The PSU payout level for Systemwide Sales (50% of the target number of shares) was determined as the average performance level attained in each fiscal year of the Performance Period and included both the Jack in the Box and Qdoba brands in 2017 and only the Jack in the Box brand in 2018 and 2019. The threshold, target, and maximum Systemwide Sales goals were established at the beginning of each fiscal year. The threshold, target, and maximum goals were:

•	Fiscal 2017 — $4.288 billion, $4.502 billion, and $4.581 billion, respectively

•	Fiscal 2018 — $3.469 billion, $3.558 billion, and $3.645 billion, respectively

•	Fiscal 2019 — $3.466 billion, $3.566 billion, and $3.659 billion, respectively.

Actual Systemwide Sales achievement was $4.2912 billion for fiscal 2017, $3.4661 billion for fiscal 2018, and $3.5047 billion for fiscal 2019, resulting in an average payout of 40% for the Systemwide Sales portion of the award.

ROIC

The PSU payout level for ROIC (50% of the target number of shares) was determined as the performance level attained in fiscal 2019, the third year of the Performance Period. The threshold, target and maximum goals were established at the beginning of the three-year fiscal Performance Period (in November 2016). The threshold, target, and maximum goals were 18.2%, 21.4%, and 24.5%, respectively.

Actual ROIC achievement for fiscal 2019 was 30.9%, exceeding the maximum goal and resulting in a payout of 150% of the ROIC portion of the award.

PSU Vesting and Payout for Fiscal 2019

Together, these outcomes resulted in a weighted payout of 95.0% of the target number of PSUs granted to NEOs employed for the full Performance Period.

50    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — VI. FISCAL 2019 COMPENSATION

2019 Special Equity Awards

In November 2018 when annual equity grants were determined (for fiscal 2019), the Company was in the midst of its evaluation of strategic alternatives, including a potential sale. The Committee recognized that the two NEOs hired in 2018, Mr. Tucker (CFO) and Mr. Tom (COO), had a limited equity stake in the Company and that their services were critical to the ongoing operations of the business and our ability to execute on anticipated potential strategic alternatives. To retain and incentivize these NEOs, the Committee approved special equity awards (“Retention RSUs”) as described below, with each grant and amount determined in consultation with the Committee’s independent consultant:

•	To CFO, Mr. Tucker, a one-time grant of RSUs with a target value equal to one times his LTI value of $825,000 (10,023 RSUs).

•	To COO, Mr. Tom, a one-time grant of RSUs with a target value equal to one times his base salary of $325,000 (3,948 RSUs).

Each of the special equity awards vests over three years subject to the NEO’s continued service with the company. The actual grant date fair value and other terms of the special equity awards are detailed in the “Grants of Plan-Based Awards” table.

e. Cash Perquisite Allowance

Executives receive an annual cash perquisite allowance, which was instituted in 2011, and has not increased since 2011, to replace reimbursements under the prior executive medical reimbursement program and to consolidate multiple allowances (in addition to eliminating administrative expenses to the Company). This limited benefit is intended to provide assistance towards the executive’s expenses, in the amount the Committee has determined is appropriate, for expenses related to use of their personal automobile and cell phone for business purposes, and financial planning. However, the perquisite allowance may be used in any manner the executive chooses and the Company does not require to the executive to disclose how they have used the allowance. The annualized allowance, shown in the following table, is paid bi-weekly and is taxable to each executive, with no tax gross-up. NEOs employed for less than a full fiscal year receive a prorated portion of the allowance based on the time of employment with the Company during fiscal 2019.

Name	Annualized Allowance

Mr. Comma (CEO)	$66,500

Mr. Tucker (CFO)	$52,000

Dr. Blankenship (CSS)	$52,000

Mr. Rudolph (CLO)	$52,000

Mr. Tom (COO)	$24,600

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    51

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

VII. ADDITIONAL COMPENSATION INFORMATION

a. Executive Stock Ownership and Holding Requirements

Our senior vice presidents and higher, including four of our NEOs, are subject to stock ownership guidelines. The guidelines are intended to assure that these executives maintain a meaningful financial stake in the Company in order to promote a long-term perspective in managing the business, and to align their long-term financial interests with those of our stockholders. Our stock ownership guidelines consist of (1) an ownership requirement set as a multiple of salary and (2) a holding requirement.

1. Stock Ownership Guideline

Position	Minimum Ownership (base salary multiple)

Chairman and CEO	5.0x

Executive Vice President	3.0x

Senior Vice President	1.5x

2. Holding Requirements

Executives are required to hold until termination of service 50% of after-tax net shares resulting from the vesting of RSUs and PSUs.

NEO Stock Ownership

Each year, the Committee reviews our NEOs’ stock ownership relative to their respective requirement, with new executives expected to meet their ownership requirement within five years from the date they became subject to the requirement. Each of our continuing NEOs, excluding Mr. Tom who was not subject to a stock ownership requirement in fiscal 2019, is currently in compliance with (or within the transition period for meeting) the stock ownership guidelines, as of September 29, 2019.

Name	Shares Directly Held	Restricted Stock/ Unvested Shares (1)	Total Shares	Value at 9/29/19 @ $90.45	Stock Ownership Requirement (000s)	Meets Requirement

Mr. Comma (CEO)	48,901	134,651	183,552	$16,602,278	$4,625,000	Yes

Mr. Tucker (CFO)	979	18,025	19,004	$1,718,912	$1,725,000	No	(2)

Dr. Blankenship (CSS)	14,799	7,298	22,097	$1,998,674	$1,134,000	Yes

Mr. Rudolph (CLO)	21,007	70,350	91,357	$8,263,241	$1,575,000	Yes

Mr. Tom (COO)	102	5,684	5,786	$523,344	N/A	N/A
(1)

This column includes restricted shares and unvested RSUs; and for Mr. Comma, also includes deferred performance vested restricted stock. Unvested PSUs and unvested or unexercised options do not count toward meeting ownership guidelines.

(2)	Mr. Tucker is just under his ownership requirement and is still within his transition period for compliance.

b. Executive Benefits

Our NEOs and other executives receive the same benefits as those generally available to other employees in the Company. Both Company-subsidized and voluntary benefit programs are provided and include medical, dental, vision, life insurance, and disability coverage. Additionally, the Company provides each NEO with an enhanced level of employer-paid term life insurance with a value for each NEO of $770,000.

52    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

c. Retirement Plans

The Company’s retirement plans are designed to provide our employees, including our NEOs and other executives, with some retirement income security. These plans reward for service and provide an additional incentive for our employees to build long-term careers at Jack in the Box.

•

Defined Benefit Pension Plan (“Retirement Plan”). All employees hired before 2011 (including three of our NEOs) are participants in a tax-qualified defined benefit pension plan. This plan was closed to new employees hired on or after January 1, 2011, and “sunset” on December 31, 2015. This means that participants no longer accrue additional benefits based on additional pay and service as of that date. Participants may begin receiving their accrued benefit on or after retirement.

•

Supplemental Executive Retirement Plan (“SERP”). The SERP is unfunded and not qualified for tax purposes. The SERP was established in 1990 to address IRC limitations on pension benefits that could be accrued under our tax-qualified pension plan. Effective January 1, 2007, the SERP was closed to new participants. One of our NEOs is a participant in the SERP.

•

Qualified 401(k) Plan (“401(k) Plan”). The 401(k) Plan is a qualified defined contribution plan available to all Company employees. Employees who participate in the plan can defer eligible compensation and receive a Company matching contribution equal to 100% of the first four percent of compensation deferred, with immediate vesting. Our NEOs became eligible to defer base salary and annual incentive compensation through the 401(k) Plan beginning January 1, 2016 (prior to that time, our executive officers and other highly compensated employees were excluded from participating). All of our NEOs participated in the 401(k) Plan during fiscal 2019.

•

Non-Qualified Deferred Compensation Plan (“EDCP”). In light of IRC limits imposed on the 401(k) Plan, we sponsor the EDCP whereby our executive officers and other highly compensated employees may also defer up to 50% of their base salary and up to 85% of their annual incentive compensation. For participants whose compensation or deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to the IRC limits applicable to the 401(k) Plan, the Company provides a “restoration matching contribution” to the EDCP of up to the first four percent of compensation deferred (as described in the 401(k) Plan). A participant must be employed on the last day of the calendar year to receive the restoration matching contribution, which is then 100% vested. Participants choose from an array of investment options, and their accounts are credited based upon the performance of the investment options. These obligations under the EDCP represent an unsecured claim against the Company. All of our NEOs, except Mr. Tom, participated in the EDCP during 2019.

d. Prohibition of Pledging and Hedging Transactions

The Company prohibits directors and Section 16 officers from engaging in certain derivative transactions in Company stock that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted as compensation to, or held directly or indirectly by, the employee or director, including:

•	Trading in “puts”, “calls”, or other derivative vehicles involving the Company’s securities (often referred to as hedging transactions);
•	Engaging in zero-cost collars, forward sales contracts or other hedging transactions in Company securities;

•	Holding Company securities in margin accounts; or

•	Pledging Company securities.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    53

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

e. Executive Compensation Recovery (“Clawback”) Policy

The Company’s compensation recovery policy provides that in the event Jack in the Box Inc. materially restates all or a portion of its financial statements due to fraud or intentional misconduct, either committed by a Corporate Officer or knowingly permitted by a Corporate Officer, the Committee may take action to recover incentive cash compensation and performance-based equity awards that were based on the achievement of financial results that were subsequently restated. For purposes of this policy, a Corporate Officer is defined as an employee with the title of Corporate Vice President or above, as well as former Corporate Officers who were employed by the Company at the time of any fraud or intentional misconduct.

Executive compensation subject to recovery and/or cancellation may include:

i)	Annual incentive or incentive cash compensation paid to the Corporate Officer, plus a reasonable rate of interest,

ii)	Economic gains realized from the sale of shares awarded under a performance-based equity plan, and

iii)	Restricted stock or units (PSUs, RSUs), deferred stock awards or units, and outstanding stock options to the extent vesting of such awards is performance-based.

The Committee has the sole discretion to determine what action to take in the event of a restatement, including soliciting recommendations from the Audit Committee and the full Board and retaining outside advisors to assist in making its determinations. Any actions taken by the Committee would be independent of consequences imposed by law enforcement agencies, regulators or other authorities.

Since November 2015, all PSU grant agreements contain specific terms providing that the award is subject to recoupment in accordance with any clawback policy that the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Act or other applicable law. The Committee will continue to review potential changes to its policies, as appropriate in light of the Dodd-Frank Act final regulations.

f. Termination of Service

None of the 2019 NEOs have (or had during fiscal 2019) employment agreements that provide for benefits upon termination of service, except in the event of a change in control (“CIC”) as described in the “Compensation and Benefits Assurance Agreements” discussion in the next section. However, the Committee approved certain severance benefits payable to Dr. Blankenship and Mr. Rudolph in connection with their actual or anticipated restructure-related separation from service with the Company in January and February 2020, respectively. These benefits are described in the “Potential Payments on Termination of Employment or Change in Control” section.

When an NEO terminates employment with the Company, the NEO will receive amounts according to the specific terms and provisions of each compensation plan or benefit plan in which he or she participates. Such amounts may include:

•	Amounts contributed to and distributed under the Company’s qualified and non-qualified deferred compensation plans (subject to the specific terms and requirements of IRC Section 409A).

•

Under the Company’s equity incentive plan and standard equity agreements, upon a CIC: (a) vesting of PSUs based on actual levels achieved for completed performance periods and target level for incomplete periods, and (b) accelerated vesting of RSUs and options only upon both a qualified CIC and qualifying termination, as described in the “Compensation & Benefits Assurance Agreements” section below.

•	Amounts accrued and vested in the Company’s pension plans (Retirement Plan for three NEOs; plus, the SERP for Dr. Blankenship).

•	If termination is after the end of the fiscal year but before payment, the annual cash incentive award, subject to the Company’s achievement of performance goals.

If eligible to retire under a Company-sponsored retirement plan, in addition to the above, and consistent with the terms of our standard equity agreement, Corporate Officers (including all NEOs) are entitled to the following:

•	Accelerated vesting of options equal to 5% additional vesting for each full year of service with the Company.

•	In accordance with the vesting schedule of each award, prorated vesting of PSUs; and, full vesting of time-vested RSUs granted in fiscal 2019 and earlier.

•

A prorated annual cash incentive award based on the number of full reporting periods worked in the fiscal year before retirement, subject to the Company’s eligibility requirements and achievement of performance goals.

If an NEO dies while employed by the Company, under the terms of the respective stock award agreements, all outstanding options and stock awards will become 100% vested on the date of his or her death (in the case of PSUs, subject to the number of periods completed during the performance period and actual performance achieved). The values of additional potential payments to the NEOs are provided in the section entitled “Potential Payments on Termination of Employment or Change in Control” of this Proxy Statement.

54    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

CD&A — VII. ADDITIONAL COMPENSATION INFORMATION

g. Compensation & Benefits Assurance (Change in Control) Agreements

The Committee believes that Compensation & Benefits Assurance Agreements (otherwise known as a Change in Control or “CIC” Agreements) benefit stockholders by providing an important incentive to executive officers to remain focused on running the business in the case of a pending or actual CIC event. Accordingly, each of the NEOs and five other current officers have a CIC Agreement providing for compensation in the form of a lump sum payment and other benefits in the event of a qualifying termination within 24 months following the effective date of the CIC of the Company (a “double-trigger” agreement). The Company has no tax gross-up provisions in any agreement with any executive offers.

The Company’s current form CIC agreement includes a “best after-tax” provision where benefits would be reduced only if doing so would result in a better after-tax economic position for the affected executive. The executive is solely responsible for payment of any excise taxes and all other applicable federal, state, and local income and employment taxes. The Committee plans to continue to monitor the costs and appropriate terms and conditions of CIC Agreements in the future.

A detailed discussion of the provisions of the CIC Agreements and associated monetary values is provided in the sub-section following the compensation tables entitled Compensation & Benefits Assurance Agreements.

h. Tax and Accounting Information

Internal Revenue Code Section 162(m)

The Committee and its Consultant consider the IRC Section 162(m) implications of all compensation decisions for our NEOs and other executives. Section 162(m) places a $1 million limit on the amount of compensation that the Company can deduct in any one taxable year for certain covered employees. Historically, certain performance-based pay has been excluded from this limit. However, the performance-based pay exemption has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to certain covered employees in excess of $1 million per taxable year will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 (the “Section 162(m) Transition Relief”).

Our compensation programs have historically been designed to provide for a substantial portion of an executive’s compensation to be delivered through programs generally intended to qualify as performance-based compensation under Section 162(m), including our annual performance incentive plan and long-term incentive plan in the form of stock options and performance shares. However, any such compensation will not qualify as performance-based compensation under Section 162(m) unless it qualifies for the Section 162(m) Transition Relief. Furthermore, in many cases, corporate objectives may not have necessarily aligned with the requirements to qualify as performance-based compensation under Section 162(m). Accordingly, the Committee had (and continues to have) the discretion to grant awards or enter into compensation arrangements under which payments are not deductible under Section 162(m). For example, time-based restricted stock awards do not qualify as performance-based compensation under Section 162(m) and our annual performance incentive plan for 2019 and performance shares granted in 2019 are subject to the $1 million deductibility limit. Despite the Committee’s efforts to structure certain compensation in a manner intended to qualify as performance-based compensation under Section 162(m) and therefore not subject to its deduction limit, no assurance can be given that such compensation in fact will qualify for the Section 162(m) Transition Relief, and therefore, be eligible for exemption from the $1 million deductibility limit. Further, the Committee may modify compensation that was initially intended to be exempt from the $1 million deductibility limit under Section 162(m) if it determines that such modifications are consistent with our business needs. The Committee will continue to monitor the applicability of Section 162(m) to the Company’s ongoing compensation arrangements.

Internal Revenue Code Section 409A

Under IRC Section 409A, amounts deferred by an employee under a non-qualified deferred compensation plan (such as the SERP and EDCP) may be included in gross income when deferred and be subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.

The Company administers the SERP and EDCP intending to comply with Section 409A. The Company intends that its stock options are exempt from Section 409A.

Expensing of Stock and Option Awards

The Company accounts for compensation expense associated with stock and option awards in accordance with the Financial Accounting Standards Board (“FASB”) authoritative guidance on stock compensation, and it uses a Black Scholes valuation model to determine the “fair value” of our stock options at grant. For further details regarding the accounting for the compensation expense associated with stock and option awards, refer to Note 13, Share-Based Employee Compensation in the Company’s 2019 Annual Report on Form 10-K.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    55

CD&A — VIII. CEO PAY RATIO DISCLOSURE

VIII. CEO PAY RATIO DISCLOSURE

Under SEC rules, we are required to calculate and disclose the ratio of the annual total compensation of our CEO to the annual total compensation of our median compensated employee. This ratio is a reasonable estimate calculated in accordance with applicable SEC rules.

Below is (i) the fiscal 2019 annual total compensation of our CEO, (ii) the fiscal 2019 annual total compensation of our median employee, and (iii) the ratio of the annual total compensation of our CEO to that of our median employee.

CEO PAY RATIO (Fiscal 2019)

CEO Annual Total Compensation (1)	$6,202,069

Median Employee Annual Total Compensation	$ 14,935

Ratio of CEO Annual Total Compensation to Median Employee Annual Total Compensation	415:1

(1)	As set forth in the fiscal 2019 Summary Compensation Table.
•

The majority of our employee population consists of hourly part-time restaurant employees, where we provide work schedule flexibility to accommodate each individual’s personal schedule. Due to the variability in work hours and tenure, for fiscal 2019, we identified a new median employee using gross base wages and target incentive potential (“total cash compensation”) of all full-time and part-time employees who were employed by the Company on September 29, 2019. We did not annualize pay for employees employed for less than the full fiscal year.

•

Our median employee was identified as a restaurant Team Member who worked an average of 26 hours per week. After identifying the median employee, we used the same methodology to determine annual compensation as we use for our NEOs as set forth in the Summary Compensation Table for fiscal 2019

56    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The Jack in the Box Compensation Committee is comprised solely of independent members of the Company’s Board of Directors. The Committee assists the Board in fulfilling its responsibilities regarding compensation matters and is responsible under its charter for determining the compensation of the Executive Officers. This includes reviewing all components of pay for our CEO and the other NEOs. The Committee reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with its Consultant, with Management and with the Board. Based on this review and discussion, the Committee, on behalf of the Board, has authorized that this Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2019, which ended on September 29, 2019.

THE COMPENSATION COMMITTEE

John T. Wyatt, Chair

Jean M. Birch

John P. Gainor

David L. Goebel

Sharon P. John

Michael W. Murphy

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    57

COMPENSATION RISK ANALYSIS

COMPENSATION RISK ANALYSIS

The Committee has engaged in a thorough risk analysis of our compensation plans, programs, policies, and practices for all employees. This includes advice from the Committee’s independent Consultant regarding executive programs, and a detailed report, prepared by a Company Internal Compensation Risk Committee, describing the risk mitigation characteristics of the Company’s annual and long-term incentive programs. For the following reasons, the Committee believes that the design of our compensation programs, the governance of our programs, and our risk oversight process guard against imprudent risk taking that could have a material adverse effect on the Company.

Compensation Program Design Protections

•

Our base pay programs consist of competitive salaries that provide a fixed level of income on a regular basis. This mitigates incentives on the part of our executives and employees to take unnecessary or imprudent risks.

•

The Board approves the Company’s strategic plan, capital budget, and long-term financial and operational plans that serve as the basis for setting short and long-term incentive goals. Goals are intended to drive stockholder value and are set relative to the approved budget, historical and future expected performance, and a reasonable amount of stretch so that they do not encourage imprudent risk taking.

•

Our annual incentive programs provide variable pay opportunities for certain position levels based on achievement of multiple annual performance goals. Goals are set at reasonable levels and payouts are managed as a percentage of pay.

•	The maximum awards that may be paid to executive officers under the annual and long-term incentive programs are capped, and the Committee retains the discretion to reduce payouts under the plans.

•

The largest amount of executive incentive compensation opportunity is tied to long-term incentive compensation that emphasizes sustained Company performance over time. This reduces incentive for executives and other employees to take risks that might increase short-term compensation at the expense of longer term Company results.

•

Equity awards have multi-year vesting, and RSU and PSU awards for executives have holding requirements until termination of service. This aligns the long-term interests of our NEOs and executives with those of our stockholders and discourages taking short-term risks at the expense of longer-term performance.

Structural Governance Protections

•

The Committee has adopted a clawback/compensation recovery policy that allows the Committee to take action to recover both cash compensation and performance-based equity awards for all NEOs and executives in the event of a material restatement based on fraud or intentional misconduct.

•	The Company has strong internal controls over the measurement and calculation of performance goals designed to keep them from being susceptible to manipulation.

•	Company policy also:

•

Prohibits directors and executive officers from engaging in hedging transactions involving our stock, which prevents executives from insulating themselves from poor stock performance by betting against our success;

•

Prohibits directors and officers from pledging Company stock or holding Company stock in margin accounts. This reduces the risk that executives might create incentives to focus on short-term performance at the expense of long-term performance; and

•	Has a formal ethics code of conduct and an ethics helpline and provides ethics training and communications to employees. The ethics program is intended to reinforce a culture of integrity.

•

The Company also has a Compensation Risk Committee that includes functional experts tasked specifically with evaluating potential unintended or unforeseen consequences of our compensation programs and their component parts.

58    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

The Summary Compensation Table (“SCT”) summarizes the total compensation of our NEOs for the fiscal year ended September 29, 2019, and the prior two fiscal years to the extent required under the Securities and Exchange Commission rules.

Summary Compensation Table

Name & Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value & NQDC Earnings (6)	All Other Comp (7)	Total
Mr. Comma	2019	$925,000	$0	$3,905,996	$0	$1,114,625	$110,975	$145,473	$6,202,069
Chairman and CEO	2018	$919,711	$0	$2,160,655	$1,197,937	$ 639,175	$ 0	$126,443	$5,043,921
	2017	$900,000	$0	$2,796,728	$858,264	$ 78,660	$ 0	$114,281	$4,747,933
Mr. Tucker*	2019	$575,000	$0	$1,598,190	$0	$ 519,656	$ 0	$84,167	$2,777,013
Executive Vice President	2018	$298,558	$0	$370,364	$0	$ 137,536	$ 0	$173,957	$980,415
Chief Financial Officer
Dr. Blankenship	2019	$378,000	$0	$465,999	$0	$ 341,618	$946,196	$80,838	$2,212,651
Former Executive Vice President	2018	$376,096	$0	$451,933	$142,170	$ 195,899	$ 0	$74,871	$1,240,969
Chief of Staff & Strategy	2017	$369,000	$0	$372,324	$111,566	$ 24,539	$273,429	$67,903	$1,218,761
Mr. Rudolph	2019	$525,000	$50,000	$806,909	$0	$ 474,469	$ 56,070	$144,471	$2,056,919
Executive Vice President	2018	$522,250	$0	$637,831	$246,991	$ 272,081	$ 0	$139,225	$1,818,378
Chief Legal and Risk Officer and Corporate Secretary	2017	$512,000	$0	$609,155	$182,381	$ 34,048	$ 2,578	$149,063	$1,489,225
Mr. Tom*	2019	$325,000	$10,000	$529,546	$0	$ 176,231	$ 0	$33,752	$1,074,529
Vice President Chief Operating Officer

*

Mr. Tucker was not employed by the Company in fiscal 2017, and Mr. Tom was not an NEO in fiscal 2018 or 2017; therefore, in accordance with SEC’s disclosure rules, information regarding their compensation in those fiscal years is not included.

(1)	This column shows the base salary earned during the fiscal year, including any amounts deferred by the NEOs in the Executive Deferred Compensation Plan (EDCP).
(2)

The column reflects special bonus payments to Messrs. Rudolph and Tom to recognize their additional responsibilities relating to the completion of the business securitization transaction and the leadership in the development and execution of an improved communications process with the franchise organization, respectively.

(3)

This column shows the aggregate grant date fair value of the PSUs and RSUs granted during the applicable fiscal year, in accordance with FASB ASC Topic 718 (“ASC 718”) based on the assumptions and methodologies set forth in the Company’s 2019 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation).

The PSU awards cliff vest after three years based on Company performance during a three-fiscal year period. The performance metrics are established at the beginning of the three-year period when the grant is made. The specific performance goals for all or a portion of the award are reviewed and typically set by the Committee (a) for the full three-year performance period at the time of grant for some performance metrics, and (b) for a one-year period at the beginning of each fiscal year for other performance metrics. The amounts for each year include the sum of the grant date fair values under ASC 718 for current year PSU grants and past year PSU grants, for which performance metrics were set in that year, at target values. Assuming the maximum level of performance achievement (150% of target), the PSU total values for each NEO in 2019 are, respectively: Mr. Comma, $2,689,199; Mr. Tucker, $435,894; Dr. Blankenship, $322,367; Mr. Rudolph, $556,521, and Mr. Tom, $120,780.

(4)

This column shows the grant date fair values of stock options granted during the applicable fiscal year in accordance with ASC 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in the Company’s 2019 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation).

(5)

This column shows the annual incentive awards earned under the annual incentive plan for executives. Performance achievement is approved by the Committee following the end of the fiscal year. Annual incentive payments are made following Committee approval and reported in the SCT in the fiscal year for which the incentive is earned.

(6)

This column shows the change in the estimated present value of each NEO’s accumulated benefit under (a) the qualified pension plan (the “Retirement Plan”) and (b) the Supplemental Executive Retirement Plan (“SERP”) for Dr. Blankenship. The estimates are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements for fiscal years ending September 29, 2019, September 30, 2018 and October 1, 2017. The RP-2014 Mortality Table is used for the Retirement Plan and SERP estimates (the SERP uses a white-collar adjustment). Both Plans used the MP-2018 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of 0.75%. The amounts reported in this column may fluctuate significantly in a given year based on a number of factors that affect the formula to determine pension benefits, including changes in: (i) salary and annual incentive; (ii) years of service; and, predominantly (iii) the discount rates used in estimating present values, which were 3.24% for the SERP and 3.36% for the Retirement Plan for 2019; 4.37% for the SERP and 4.40% for the Retirement Plan for 2018; and, 3.80% for the SERP and 3.99% for the Retirement Plan for 2017. Participating NEOs become vested in the Retirement Plan after five years, and in the SERP after attaining age 55 and completing ten years of service. Both plans have been closed to new participants, and the Retirement Plan was sunset on December 31, 2015. For a detailed discussion of the Company’s pension benefits, see the sections of this Proxy Statement titled “Retirement Plan,” “Supplemental Executive Retirement Plan” and “Pension Benefits Table” and accompanying footnotes. The Company does not provide above-market or preferential earnings on non-qualified deferred compensation.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    59

EXECUTIVE COMPENSATION

(7)	Amounts in this column for fiscal 2019 are detailed in the following table:

All Other Compensation Table

	Perquisite Allowance (a)	Deferred Compensation Matching Contribution (b)	Company- Paid Life Insurance Premiums	Other		Total All Other Compensation

Mr. Comma (CEO)	$66,500	$78,973	$ 0	$0		$145,473

Mr. Tucker (CFO)	$52,000	$31,947	$220	$0		$ 84,167

Dr. Blankenship (CSS)	$52,000	$28,396	$442	$0		$ 80,838

Mr. Rudolph (CLO)	$52,000	$39,006	$276	$53,189	(c)	$144,471

Mr. Tom (COO)	$24,600	$ 8,650	$502	$0		$ 33,752

(a)  Represents the total cash perquisite allowance to each NEO for fiscal 2019. The cash perquisite allowance is described in CD&A Section VI.e. (“Cash Perquisite Allowance”).

(b)   Represents matching contributions under the 401(k) Plan and the restoration matching contribution in the EDCP related to fiscal 2019 compensation.

(c)  Represents cash dividends paid on December 18, 2018; March 19, 2019; June 14, 2019 and September 10, 2019 for Mr. Rudolph’s restricted stock shares being held in an escrow account until his termination or retirement.

60    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table provides information on fiscal 2019 cash and equity incentive awards granted to our NEOs. Cash incentive awards are based on fiscal year performance under our annual incentive plan (“AIP”). Long-term equity incentive compensation includes time-based restricted stock units (“RSUs”), and performance share awards (“PSUs”) that vest, if at all, upon achievement of performance goals over a three-fiscal year period. The 2019 incentive award terms are further described in CD&A Sections IV (“Elements of Compensation”) and VI (“Fiscal 2019 Compensation”).

	Grant Date (1)	Approval Date	Award Type (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units # (5)	All Other Option Awards: Number of Securities Underlying Options # (6)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Comma (CEO)	11/29/2018	11/15/2018	PSU 17-19				1,128	2,256	3,385				$196,233
	11/29/2018	11/15/2018	PSU 18-20				1,080	2,159	3,239				$187,768
	11/29/2018	11/15/2018	PSU 19-21				8,099	16,199	24,298				$1,408,798
	11/29/2018	11/15/2018	RSU							24,298			$2,113,197
		11/15/2018	AIP	$ —	$925,000	$1,850,000
Mr. Tucker (CFO)	11/29/2018	11/15/2018	PSU 19-20				1,671	3,341	5,012				$290,596
	11/29/2018	11/15/2018	RSU							5,012			$435,894
	11/29/2018	11/15/2018	RSU-Retention							10,023			$871,700
		11/15/2018	AIP	$ —	$431,250	$ 862,500
Dr. Blankenship (CSS)	11/29/2018	11/15/2018	PSU 17-19				147	293	440				$25,511
	11/29/2018	11/15/2018	PSU 18-20				128	257	385				$22,308
	11/29/2018	11/15/2018	PSU 19-21				962	1,923	2,885				$167,272
	11/29/2018	11/15/2018	RSU							2,885			$250,908
			AIP	$ —	$283,500	$ 567,000
Mr. Rudolph (CLO)	11/29/2018	11/15/2018	PSU 17-19				240	479	719				$41,688
	11/29/2018	11/15/2018	PSU 18-20				223	445	668				$38,731
	11/29/2018	11/15/2018	PSU 19-21				1,671	3,341	5,012				$290,596
	11/29/2018	11/15/2018	RSU							5,012			$435,894
		11/15/2018	AIP	$ —	$393,750	$ 787,500
Mr. Tom (COO)	11/29/2018	11/15/2018	PSU 18-20				58	116	174				$10,074
	11/29/2018	11/15/2018	PSU 19-21				405	810	1,215				$70,446
	11/29/2018	11/15/2018	RSU							1,215			$105,668
	11/29/2018	11/15/2018	RSU-Retention							3,948			$343,358
		11/15/2018	AIP	$ —	$146,520	$ 292,500

(1)

All grants were approved at the November 15, 2018 Committee meeting, with a grant date of November 29, 2018. In accordance with ASC 718, the “grant date” is shown for the portion of the PSUs awarded in fiscal 2019 that relate to the fiscal 2019 performance period, and the portion of the PSUs awarded in fiscal 2017 and 2018 related to the fiscal 2019 performance period, as further described in Footnote 7 to this table.

(2)	For PSU awards, this column shows the three fiscal years of the PSU performance period.
(3)

This column shows the potential payouts under the fiscal 2019 annual incentive plan (“AIP”), which could have been earned based on performance in fiscal 2019. The threshold payout is zero, target payout represents the amount payable for achieving the target level of performance, and maximum payout is capped at two times target payout. Incentive payouts are prorated between performance levels, and the payout values are calculated using the executive’s annual salary rate as specified at the time performance goals are approved by the Committee. The SCT for fiscal 2019 shows the actual incentive compensation earned by our NEOs for fiscal 2019 performance.

(4)

This column shows the threshold, target, and maximum potential share payout levels for the PSUs under the Company’s long-term incentive plan for the fiscal 2019-21 PSU award and for the fiscal 2019 performance period of the 2017-19 and 2018-20 PSU awards. Threshold payout for all of the PSUs reflected above is 50% of target and requires achieving an established minimum performance requirement (there is no payout if performance doesn’t meet the minimum requirement). Maximum payout is 150% of target.

(5)

This column shows the number of RSUs granted that vest 25% per year over four years on each anniversary of the grant date, including the special retention grants for Messrs. Tucker and Tom (RSU-Retention)

(6)	No stock options were granted in fiscal 2019.
(7)

The values of PSUs and RSUs represent the grant date fair values, as computed in accordance with ASC 718, based on the closing price of the Company’s Common Stock on the grant date discounted by the present value of the expected dividend stream over the vesting period, as applicable, which for the annual PSU grants was $86.97; and, for the annual RSU grants, $86.97, including for the special RSU retention grants for Messrs. Tucker and Tom. The grant date fair values of all awards were determined based on the assumptions and methodologies set forth in the Company’s 2019 Annual Report on Form 10-K (Note 13, Share-Based Employee Compensation). PSU awards, which cliff vest after three years, are made annually and vest based on the Company’s performance during the succeeding three-fiscal year period. The performance metrics are established at the beginning of the three- fiscal year period when the grant is made; while the specific performance goals are either set by the Committee (a) at the time of grant (or at a later time) for the full (or remaining) performance period or (b) at the beginning of each fiscal year for that portion of the performance period; in accordance with SEC rules and ASC 718, the values shown on each of the three rows for the PSUs reflect the grant date fair value of the fiscal 2019 performance period (total or portion, as applicable) of the award based on probable outcome (target level performance) of each of the PSU awards.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    61

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End 2019

The following table provides information on all outstanding option awards and unvested stock awards held by each of the NEOs at the end of fiscal 2019. Each option grant is shown separately, and the vesting schedule is shown as Footnote 1 to the table. The market value of the stock awards is based on the closing price of Jack in the Box Inc. Common Stock as of the last trading day of the fiscal year, September 29, 2019, which was $90.45.

	Option Awards (1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Comma (CEO)	11/24/2015	14,455	—	$ 75.24	11/24/2022	155,255	$14,042,815	21,486	$1,943,409
	11/29/2016	27,350	13,676	$104.95	11/29/2023
	2/26/2018	21,596	43,192	$ 90.06	2/26/2025
Mr. Tucker (CFO)	—	—	—	$ —	—	18,818	$1,702,088	3,963	$ 358,453
Dr. Blankenship	11/25/2014	2,335	—	$ 73.53	11/25/2021	10,245	$926,660	2,551	$ 230,738
(CSS)	11/24/2015	6,195	—	$ 75.24	11/24/2022
	11/29/2016	3,555	1,778	$104.95	11/29/2023
	2/26/2018	2,563	5,126	$ 90.06	2/26/2025
Mr. Rudolph (CLO)	11/25/2014	11,171	—	$ 73.53	11/25/2021	75,298	$6,810,704	4,431	$ 400,784
	11/24/2015	10,531	—	$ 75.24	11/24/2022
	11/29/2016	5,812	2,906	$104.95	11/29/2023
	2/26/2018	4,452	8,906	$ 90.06	2/26/2025
Mr. Tom (COO)	2/26/2018	1,079	2,160	$ 90.06	2/26/2025	6,040	$546,318	1,289	$ 116,590

(1)	All option awards vest 33% each year for three years from date of grant.
(2)	The amounts in this column are:

(a) unvested restricted stock awards or RSUs granted under the stock ownership program with vesting subject to the executive’s continued employment with the Company, and full vesting only upon termination (Mr. Comma, 34,700; and Mr. Rudolph, 58,815);

(b) unvested RSUs that vest (i) for each executive: (A) 20% each year for five years for grants prior to November 2015, and (B) 25% each year for four years for the regular November 2015, November 2016, November 2018 and December 2017 grants (Mr. Comma, 47,391; Mr. Tucker, 15,035; Dr. Blankenship, 5,892; Mr. Rudolph, 10,059; and Mr. Tom, 5,684); (ii) for Mr. Comma’s FY 2016 special retention stock award: 49,560 RSUs that vest 50% four years after the date of grant and the remaining 50% five years after grant; and (iii) for Mr. Tucker’s new hire grant, 2,990 RSUs, and Dr. Blankenship and Mr. Rudolph’s special one-time RSU awards, 1,406 and 1,476 RSUs respectively, that vest 33% each year for three years; and

(c) unvested PSUs for which the performance goals have been met for a completed performance period and that vest upon the third anniversary of the November 2016, November 2018 and December 2017 grant dates, subject to the executive’s continued employment with the Company (Mr. Comma, 23,604; Mr. Tucker, 793; Dr. Blankenship, 2,947; Mr. Rudolph, 4,948; and Mr. Tom, 356).

(3)

This column shows unvested PSUs granted in November 2016, November 2018 and December 2017 for which the performance achievement was not yet known at fiscal year-end (“FYE”), and that vest upon the third anniversary of each grant date. The share amount is reported at target payout level.

62    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested in Fiscal 2019

The following table provides information on stock option exercises and shares acquired on the vesting of stock awards by the NEOs during fiscal 2019. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested. There were no stock option exercises by the NEOs in fiscal 2019.

	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Comma (CEO)	0	$ 0	26,248	$2,287,689
Mr. Tucker (CFO)	0	$ 0	1,496	$ 121,056
Dr. Blankenship (CSS)	0	$ 0	4,431	$ 381,767
Mr. Rudolph (CLO)	0	$ 0	6,965	$ 600,805
Mr. Tom (COO)	0	$ 0	174	$ 13,831
(1)

The reported number of shares and value realized on vesting includes time-vested RSUs granted in prior years, and the PSUs granted in November 2015 for the performance period fiscal 2016-2018, which vested in November 2018 and resulted in a payout of 95% of the target PSU award.

Retirement Plan Benefits

The following table provides information on the pension benefits for the NEOs under each of the following pension plans:

Retirement Plan

The Retirement Plan is a Company-funded and tax-qualified retirement plan that was offered to eligible employees hired prior to January 1, 2011 that had reached age 21 and completed one year of service (at least 1,000 hours/year). Three NEOs who were hired prior to 2011 participate in the plan. Participants are 100% vested after completing five years (1,000 hours per year) of service. As of December 31, 2015, the Retirement Plan was “sunset” and employees no longer accrue additional benefits based on additional pay and service. The plan provides that a participant retiring at the normal retirement age of 65 will receive benefits based primarily on the formula described below:

(1)

1% of the average of the five highest consecutive calendar years of pay (base salary and annual incentive out of the last ten years of eligible service (referred to as “Final Average Pay”), multiplied by the number of full calendar years and months while an eligible employee.

PLUS

(2)

0.4% of Final Average Pay in excess of Covered Compensation (average of the Social Security taxable wage bases) multiplied by the number of full calendar years and months while an eligible employee (up to a maximum of 35 years).

A participant in the Retirement Plan who has at least ten years of vesting service may elect to begin receiving reduced payments as early as age 55. Note: Prior to 1989, benefits are subject to grandfathered minimum benefit accruals under the previous plan. Retirement plan benefits are (i) not permitted to be paid to participants while actively employed with Jack in the Box Inc. and (ii) typically paid in the form of a monthly annuity unless the present value of the accrued benefit is equal to or less than $20,000 at termination and in such event, may be paid in the form of a lump sum payment.

Supplemental Executive Retirement Plan (SERP)

Effective January 1, 2007, the SERP was closed to new participants. Executives and certain “highly compensated employees” who were hired or promoted into such position prior to January 1, 2007 (including one NEO) is eligible to participate in the SERP. The SERP, established in 1990, provides for retirement benefits above amounts available under the Company’s Retirement Plan due to IRC limits that restrict benefits available under the Company’s tax-qualified plan. The SERP is unfunded and not qualified for tax purposes.

The SERP provides that a participant retiring at the normal retirement age of 62 will receive a benefit equal to a target replacement income, based on final average pay and service. When combined with other amounts payable under the Company’s tax-qualified pension benefit, and other qualified and non-qualified deferred compensation programs, the target replacement income is up to 60% of Final Average Pay and subject to the following conditions:

•	Under the SERP, Final Average Pay is defined as the average of the five highest calendar years of pay (base salary and annual incentive) out of the last ten years of employment with the Company.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    63

EXECUTIVE COMPENSATION

•	Service is defined as the entire period of employment in calendar years and months while an eligible employee.

•

There is no reduction in the target replacement income (60%) if a participant has 20 or more years of service. For participants with less than 20 years of service, the target replacement income percentage is determined by multiplying the number of years of service times 3%, up to a maximum of 20 years.

•

To receive a retirement benefit under the SERP, a participant must attain the earlier of (i) age 62 or (ii) age 55 with ten years of service while employed at Jack in the Box or while disabled. A participant may begin receiving payments as early as age 55 subject to a reduction in benefits (equal to 5/12 of 1% for each month by which commencement of benefit payments precedes the participant’s attainment of age 62).

•	Benefits under the SERP are only available to retirees as monthly payments and cannot be received in a lump sum.

•	Death benefits are payable if a participant dies while employed.

•	The SERP provides for spousal joint and survivor annuities.

The following table provides information on the actuarial present value of the NEOs’ accumulated pension and SERP benefits as of the end of fiscal 2019 (September 29, 2019), using fiscal 2019 earnings (base salary and annual incentive). The maximum amounts used for the Retirement Plan do not exceed the IRS-prescribed limit applicable to tax-qualified plans ($265,000 for 2015, the year the Retirement Plan was sunset). Present values were calculated using the interest rate and mortality assumptions used in the Company’s financial statements for fiscal year 2019.

Pension Benefits Table

	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit at Normal Retirement Age ($) (2)	Payments During Last Year ($)
Mr. Comma (CEO)	Retirement Plan	14	$ 470,556	$ 0
Mr. Tucker (CFO)	None	N/A	N/A	$ 0
Dr. Blankenship (CSS)	Retirement Plan	18	$ 798,600	$ 0
	SERP	20	$5,106,040	$ 0
Mr. Rudolph (CLO)	Retirement Plan	8	$ 386,929	$ 0
Mr. Tom (COO)	None	N/A	N/A	$ 0
(1)	Messrs. Comma, Rudolph, and Dr. Blankenship participate in the Retirement Plan; additionally, Dr. Blankenship is the only NEO who is a participant in the SERP.
(2)

As of the end of fiscal 2019, all three Retirement Plan participants are vested in the Retirement Plan, and Dr. Blankenship has met the service and minimum age requirements for vesting in the SERP. The actuarial present value of accumulated benefits under the Retirement Plan and the SERP is based on discount rates of 3.36% and 3.24% respectively, as of September 29, 2019. The RP-2014 Mortality Table is used for both the Retirement Plan and the SERP calculations (the SERP uses a white collar adjustment). Both Plans use the MP-2018 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of 0.75%. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date with unreduced benefits. No pre-retirement mortality, retirement, or termination has been assumed for the present value factors.

Non-Qualified Deferred Compensation

Executive Deferred Compensation Plan (EDCP)

In addition to eligibility to participate in the 401(k) Plan, the NEOs and other highly compensated employees are eligible to defer up to 50% of base salary and up to 85% of annual incentive pay to the EDCP, an unfunded, non-qualified deferred compensation plan, with benefits paid by the Company out of its general assets. The plan is subject to IRC Section 409A for all deferred compensation earned on or after January 1, 2005; deferred compensation earned prior to 2005 is not subject to Section 409A requirements and continues to be governed under the terms of the plan and tax laws in effect on or before December 31, 2004, as applicable. To provide participants with the opportunity to receive up to the full four percent matching contribution offered in the 401(k), the Company provides a “restoration matching contribution” to the EDCP for participants whose deferrals to the 401(k) Plan (and related Company matching contributions) are limited due to the IRC limits applicable to the 401(k) Plan. A participant must be employed on the last day of the calendar year to receive the restoration matching contribution, which is then 100% vested.

Participants choose from an array of investment options.

Enhanced EDCP — Beginning January 1, 2007, new executive officers who otherwise would have been eligible for the SERP received an additional annual Company contribution of 4% of base salary and annual incentive to their EDCP account for up to ten years. The two NEOs who received the enhanced EDCP, Mr. Comma and Mr. Rudolph, ended their ten-year period of receiving these contributions in January 2017 and November 2017, respectively. The supplemental contribution vested at a rate of 25% per year (such that participants were fully vested after completing four full years of service with the Company). The Enhanced EDCP was closed to new participants as of May 7, 2015.

64    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table provides information on the contributions, earnings, withdrawals and distributions in the Executive Deferred Compensation Plan during fiscal 2019 and the account balances as of the end of fiscal 2019. As of September 29, 2019, all NEOs who participated in the Enhanced EDCP, are 100% vested in Company contributions.

Non-Qualified Deferred Compensation Plan Table

	Executive Contributions in Fiscal 2019 (1)	Registrant Contributions In Fiscal 2019 (2)	Aggregate Earnings in Fiscal 2019	Aggregate Withdrawals/ Distributions	Aggregate Balance at FYE19 (3)
Mr. Comma (CEO)	$342,713	$70,435	$226,811	$ —	$4,690,780
Mr. Tucker (CFO)	$103,931	$26,939	$ 0	$ —	$0
Dr. Blankenship (CSS)	$ 29,149	$17,635	$196,477	$ —	$2,818,481
Mr. Rudolph (CLO)	$ 99,947	$28,829	$ 91,196	$ —	$1,875,132
Mr. Tom (COO)	$ 0	$ 0	$ 0	$ —	$0
(1)	These amounts are also included in the salary and non-equity incentive plan compensation columns in the 2019 row of the SCT.
(2)

These amounts represent only the restoration matching contributions in the non-qualified EDCP and are reported as “All Other Compensation” in the SCT and represent a portion of the total amount reported as deferred compensation matching contribution in footnote 7 to the SCT, which also includes contributions to the 401(k).

(3)

Amounts reported in this column are included in the “Salary” column in the SCT in prior years if the NEO was a named executive officer in previous years. The balance at FYE 2019 reflects the cumulative value of each NEO’s deferrals, match, and investment gains or losses. These FYE amounts do not include contributions or earnings related to the fiscal 2019 annual incentive payment which was paid after the end of fiscal 2019 (but which amounts are included in the executive and registrant contributions columns of this table).

Potential Payments on Termination of Employment or Change in Control

Compensation & Benefits Assurance Agreements (CIC Agreements). The Company provides CIC Agreements because it considers it in the best interest of its stockholders to encourage continued employment of key management in the event of a CIC transaction. These agreements help facilitate successful performance by key executives during an impending CIC, by protecting them against the loss of their positions following a change in the ownership or control of the Company and ensuring that his or her expectations for long-term incentive compensation arrangements will be fulfilled. Generally, under the agreements, a Company CIC is defined to include:

(i)

the acquisition by any person or group of 50% or more of the outstanding stock or combined voting power of the Company (excluding acquisitions by the fiduciary of the Company benefit plans or certain affiliates);

(ii)	circumstances in which individuals constituting our board of directors generally cease to constitute a majority of the board; and

(iii)	certain stockholder-approved mergers, consolidations, sales of assets or liquidation of the Company.

These CIC Agreements provide certain specified benefits to the executive if, within twenty-four (24) full calendar months following the effective date of a CIC, his or her employment is terminated (“Qualifying Termination”):

(i)	involuntarily other than for cause (which is defined in the agreements and includes acting deliberately and in bad faith or committing fraud), death, or disability, or
(ii)

voluntarily for good reason. Voluntary termination for good reason is generally defined as the executive’s resignation due to: (a) the assignment of the executive to duties or responsibilities inconsistent with his or her status, or a reduction or alteration in the nature or status of his or her duties or responsibilities in effect as of 90 days prior to the CIC event; (b) the acquiring company’s requirement that the executive be based at a location in excess of 50 miles from his or her location immediately prior to a CIC; (c) a material reduction in base salary; (d) a material reduction in the Company’s compensation, health and welfare, retirement benefit plans, or any perquisites, unless an alternative plan is provided of a comparable value; or (e) the Company’s failure to require any successor to assume the CIC Agreement benefits.

CIC benefits under the CIC Agreements are not provided in the event of terminations by reason of death, disability, voluntary termination without good reason, or the Company’s involuntary termination of the executive’s employment for cause. CIC benefits under the CIC Agreements are also not provided in the event of a CIC when there is not a corresponding Qualifying Termination. In the event of a CIC of the Company and Qualifying Termination of an executive covered under a CIC Agreement as described above, the executive is entitled to the following severance benefits:

1.	A lump sum cash payment equal to his or her accrued but unpaid annual salary and unreimbursed business expenses.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    65

EXECUTIVE COMPENSATION

2.	A lump sum cash amount equal to a multiple of the executive’s then-current annual salary, based on his or her position, as follows:

Multiple of Salary
Mr. Comma	3.0x
Messrs. Rudolph and Tucker, and Dr. Blankenship	2.5x
Mr. Tom	1.5x

3.

A lump sum cash incentive award equal to the multiple above times the greater of: (a) the average annual incentive percentage for the last three fiscal years prior to the CIC times annual salary; or (b) the average dollar amount of the annual incentive paid for the last three fiscal years prior to the CIC. If an executive does not have three full years of incentive awards, the Company will apply the target incentive award percentage for each missed year.

4.

Continuation of health insurance coverage at Company expense at the same cost and same coverage level as in effect as of the executive’s Qualifying Termination date (subject to changes in coverage levels applicable to all employees generally) for a specified coverage period as provided below, to run concurrently with any coverage provided under COBRA. If an executive receives health insurance coverage with a subsequent employer prior to the end of 18 months, the continuation of health insurance coverage under the agreement is discontinued.

Coverage Period
Mr. Comma	36 months
Messrs. Rudolph and Tucker, and Dr. Blankenship	30 months
Mr. Tom	18 months

5.	Standard outplacement services at Company expense, from a nationally recognized outplacement firm selected by the executive, for a period of up to one year from the date of Qualifying Termination.

6.

Vesting of unvested restricted stock and RSUs, PSUs, and in-the-money stock options, in accordance with the terms of the applicable award agreement and stock incentive plan. From 2014 through the end of fiscal 2019, all options and RSU awards provide that unvested units that continue after a CIC are “double-trigger”, requiring both a CIC and Qualifying Termination for vesting to accelerate. (For PSU grants, no Qualifying Termination is required.) The terms of PSU awards provide for accelerated vesting upon a CIC that pays out at actual levels achieved for completed performance periods and at target level for incomplete periods. See Footnote 4 to the following table.

7.

No outstanding CIC agreements (or any other agreements with our NEOs) provide for any excise tax gross up for excess parachute payments under IRC Section 280G. The NEOs are parties to a CIC agreement, which provides for payment of the greater of: (i) the aggregate parachute payments reduced to the maximum amount that would not subject the executive to relevant excise taxes; or (ii) the aggregate parachute payments, with the executive paying the relevant excise taxes and such other applicable federal, state and local income and employment taxes. Under this “best after tax” provision, the executive is solely responsible for payment of excise taxes and other applicable federal, state, and local income and employment taxes.

Supplemental Executive Retirement Plan. For the one NEO who is a SERP participant, in the event of an involuntary termination (or material diminution in duties or responsibilities or material downward change of title) within 24 months following a CIC, the SERP provides for payment to the participant of the actuarial equivalent of his accrued early retirement benefit unreduced for early commencement, in the form of three annual installments commencing on termination.

Non-Qualified Deferred Compensation. In the event of a CIC, in accordance with the EDCP, a participant shall become 100% vested in any Company contributions without regard to service requirements. Accounts shall be distributed in accordance with the participant’s existing distribution election (on termination of employment or under a scheduled in-service withdrawal).

Termination of Employment Without Change in Control. In the event of a termination not related to a CIC, NEOs will receive amounts under the terms and provisions of the specific plans in which they are a participant, including the Retirement Plan, the SERP and the EDCP.

Dr. Blankenship was the only fiscal-2019 NEO who is a SERP participant and will receive SERP benefits. He and Mr. Rudolph are eligible to retire under the Retirement Plan.

In addition, Dr. Blankenship and Mr. Rudolph are eligible to receive certain severance benefits that were approved by the Compensation Committee in connection with their actual or anticipated restructure-related separation from service in January and February 2020 respectively, as further described in the paragraph following the table and footnotes, below.

66    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Potential Payments on Termination of Employment or Change in Control

The following table helps illustrate the potential payments and benefits our current NEOs would be entitled to as of fiscal 2019 year-end: (1) in the event of a termination of employment not related to a CIC, including termination due to death or disability; (2) in the event of a CIC and a Qualifying Termination, and (3) in the event of a CIC without a corresponding termination of employment. All references to “CIC” refer to a “Company CIC” as defined in the Compensation & Benefits Assurance Agreements section.

The potential payments assume that the termination and/or CIC occurred on the last day of fiscal 2019, September 29, 2019, and, where applicable, use the closing price of our Common Stock of $90.45 on September 29, 2019 (the last market trading day in the fiscal year). The actual amounts to which an NEO may be eligible to receive can only be determined at the time of such termination or CIC, and therefore, the actual amounts will vary from the estimated amounts in the table below.

	Lump Sum Cash Payment (1)		Annual Incentive (2)		Continuation of Benefits (3)	Equity Incentive and Stock Awards (4)	Pension and SERP Benefits (5)	Total

Mr. Comma (CEO)

Triggering Event
Voluntary/Involuntary Termination			—		—	—	$470,556	$470,556
Death			—		—	$11,756,374	$470,556	$12,226,930
Disability			—		—	$11,739,529	$470,556	$12,210,085
CIC/Qualifying Termination	$2,775,000		$1,834,275		$57,108	$13,427,526	$470,556	$18,564,465
CIC/No Termination			—		—	$4,641,463	—	$4,641,463

Mr. Tucker (CFO)

Triggering Event
Voluntary/Involuntary Termination			—		—	—	—	—
Death			—		—	$1,501,887	—	$1,501,887
Disability			—		—	$1,501,887	—	$1,501,887
CIC/Qualifying Termination	$1,437,500		$1,151,797		$49,257	$1,790,131	—	$4,428,685
CIC/No Termination			—		—	$430,215	—	$430,215

Dr. Blankenship (CSS)

Triggering Event
Voluntary/Involuntary Termination			—		—	$603,272	$5,904,640	$6,507,912
Death			—		—	$603,272	$5,904,640	$6,507,912
Disability			—		—	$601,273	$5,904,640	$6,505,913
CIC/Qualifying Termination	$945,000		$468,957		$49,257	$801,714	$5,037,212	$7,302,140
CIC/No Termination			—		—	$346,195	—	$346,195

Mr. Rudolph (CLO)

Triggering Event
Voluntary/Involuntary Termination			—		—	$2,216,628	$386,929	$2,603,557
Death			—		—	$2,216,628	$386,929	$2,603,557
Disability			—		—	$2,213,155	$386,929	$2,600,084
CIC/Qualifying Termination	$1,312,500		$651,328		$38,598	$2,561,338	$386,929	$4,950,693
CIC/No Termination			—		—	$1,873,415	—	$1,873,415

Mr. Tom (COO)

Triggering Event
Voluntary/Involuntary Termination			—		—	—	—	—
Death			—		—	$514,118	—	$514,118
Disability			—		—	$514,118	—	$514,118
CIC/Qualifying Termination	$487,500	(6)	$234,366	(6)	$33,554	$663,759	—	$1,419,179
CIC/No Termination			—		—	$148,799	—	$148,799

(1)

Lump Sum Cash Payment (“Cash Payment”): For all NEOs, amounts shown in the table for a CIC/Qualifying Termination reflect a multiple of annual base salary under the CIC Agreement, as described in the Compensation and Benefits Assurance Agreements section (“CIC Section”) above.

(2)	Annual Incentive: Reflects multiple of annual incentive as described in the CIC Section.
(3)

Continuation of Benefits: Reflects benefits continuation as described in the CIC section, including an outplacement fee estimate of $10,000; and 100% vesting of company matching and supplemental contributions to the EDCP.

(4)

Equity Incentive and Stock Awards: The amounts shown in the table reflect only the value of unvested awards and options that would be accelerated upon termination and/or CIC as applicable; they do not include the vested portion of awards and options as of the end of fiscal 2019. For Mr. Rudolph and Dr. Blankenship, the NEOs who were retirement eligible at FYE 2019, the value of their unvested equity that would be accelerated on termination (retirement), is shown in the “Voluntary/Involuntary Termination” row. For a CIC, the amounts shown reflect only the amount of acceleration of unvested restricted stock awards and stock units, unvested performance shares, and in-the-money unvested stock options. All references to termination exclude terminations for cause.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    67

EXECUTIVE COMPENSATION

a)	Pre-2011 Stock Awards (RSA/RSU under the stock ownership program in place prior to fiscal 2011, for Messrs. Comma and Rudolph only):

(i)

Upon termination not related to a CIC, if eligible to retire under a Company sponsored retirement plan, determination of shares vested is based on a schedule of the greater of: a) 30% of the award vesting three years from the date of grant, and 10% vesting for each year of service thereafter as of the date of retirement; b) such vesting as would have occurred had 10% of the award vested for each year of service with the Company, or c) in such greater amount as may be determined by the Board in its sole discretion.

(ii)

Upon termination not related to a CIC, and not eligible to retire under a Company sponsored retirement plan, determination of shares vested is based on a schedule of 15% vesting on or after three years from the grant date, and 5% vesting for each year of service thereafter as of the termination date.

(iii)	Upon death, disability, or a CIC, these stock awards would vest 100%.

b)	Performance Shares (PSUs):

(i)

Upon termination not related to a CIC, if eligible to retire under a Company sponsored retirement plan or due to death or disability, and the awardee had been continuously employed by the Company as of the last day of the first fiscal year of the performance period, the performance shares would vest on a prorated basis, based on the number of full accounting periods the awardee was continuously employed by the Company during the performance period and to the extent to which performance goals are achieved.

(ii)	Upon termination not related to a CIC (other than as described above), the award would be cancelled.

(iii)

Upon a CIC, PSUs would vest and pay out based on (A) actual achievement for completed fiscal years for which targets have been set and performance results measured and (B) at 100% of target for any incomplete fiscal years for which performance results are not known.

For the accelerated portion of PSUs for which performance was unknown as of the last day of fiscal 2019, the amounts in the table assume that the PSUs will be accelerated based on target performance levels.

c)	Time-vested RSUs:

(i)	Upon termination not related to a CIC, disability, or retirement, the award would be cancelled.

(ii)	Upon death, disability or retirement, the RSUs would vest 100%.

(iii)	Upon a CIC, RSUs awarded prior to 2014 would vest 100%, and RSUs awarded since 2014 would vest only upon a Qualifying Termination, unless not assumed by an acquirer.

d)	Option Awards:

(i)

Upon termination not related to a CIC, and eligible to retire under a Company sponsored retirement plan, determination of shares vested is based on a formula of 5% additional vesting for each year of service with the Company.

(ii)	Upon termination not related to a CIC, and not eligible to retire under a Company sponsored retirement plan, there is no acceleration of option awards.

(iii)	Upon death, options would vest 100%.

(iv)	Upon a CIC, where options are not assumed by the acquiring company, options vest 100% only upon a Qualifying Termination related to the CIC.

(v)

Vesting upon disability is based on the number of shares which would have been vested as of twelve months following the optionee’s first day of absence from work with the Company, and therefore, for purposes of this table, no additional vesting is applied in the event of a disability.

(5)

Pension and SERP: Annual benefit amounts listed for each NEO are subject to the eligibility and vesting provisions of the Retirement Plan (Messrs. Comma, Rudolph, and Dr. Blankenship) and the SERP (Dr. Blankenshipn), which are described above in the sections of this Proxy Statement titled Retirement Plan, Supplemental Executive Retirement Plan and Pension Benefits Table, and accompanying footnotes. All values shown represent present values and are based on the following:

a)

In the event of a voluntary/involuntary termination (for any reason) or death, benefit values are based on accrued benefits as of fiscal year-end payable at normal retirement. Benefit values were calculated as of September 29, 2019, based on a discount rate of 3.36% for the qualified pension plan and 3.24% for the SERP. The RP-2014 Mortality Table is used for both the Retirement Plan and the SERP calculations (the SERP uses a white collar adjustment). Both Plans use the MP-2018 generational scale projected from 2006, modified to use 15-year convergence to an ultimate rate of .75%. Under the SERP, which applies only to Dr. Blankenship, in the event of death, the amount of the survivor benefit would be the greater of one times the participant’s compensation or the actuarial equivalent lump sum present value of the participant’s supplemental retirement benefit. In the event of death while actively employed, the amount of the benefit under the Retirement Plan would be the accrued actuarial equivalent pension benefit as determined on the date of death. Such benefit is not subject to any reduction of benefits.

b)

Disability benefits shown assume an NEO terminates employment with the Company due to disability and remains continuously disabled until reaching normal retirement age. Benefit values are based on accrued benefits as of the NEOs normal retirement age and were calculated as of September 29, 2019 based on a discount rate of 3.36% for the qualified pension plan and 3.24% for the SERP and the RP-2014 Mortality Table as described above.

c)

In the event of an involuntary termination (or material diminution in duties or responsibilities or material downward change of title) within 24 months following a CIC, a participant would become 100% vested in the SERP. Benefit values are based on accrued benefits as of fiscal year-end and were calculated as of September 29, 2019. The SERP values are based on an interest rate of 6.0% and the RP-2000 Mortality Table, projected ten years.

d)

As described in the “Non-Qualified Deferred Compensation Section” above, four of the NEOs received an annual restoration match of up to 4% for contributions made after January 1, 2016. In addition, Messrs. Comma and Rudolph, who are not eligible to participate in the SERP, received an additional 4% Company contribution to their EDCP accounts for a maximum of ten years, which ceased in January 2017 for, Mr. Comma and in November 2017 for Mr. Rudolph. As of the end of fiscal 2019, four of the NEOs, except Mr. Tom who did not participate in the EDCP, are 100% vested in the Company matching contributions. Accordingly, these amounts are not included here, but are described in the “Non-Qualified Deferred Compensation Section” above.

(6)

The CIC Agreement “best after tax” provision applied to Mr. Tom at FYE19 would result in reducing his Cash Payment and a portion of his annual incentive payment so as to remain below the maximum amount he may receive without triggering an excise tax; the estimated reduction is $487,500 in his Cash Payment and a reduction of $41,107 in his annual incentive.

Dr. Blankenship ceased to be an officer and employee of our company in January 2020, and it is anticipated that Mr. Rudolph will cease to be an officer and employee of our company at the end of February, 2020. In connection with their departure, Dr. Blankenship was and Mr. Rudolph will be eligible to receive, in exchange for entering into a separation and release agreement that includes a general release of claims against the Company, benefits providing for: (i) a lump sum cash payment of $567,000 for Dr. Blankenship and $686,538 for Mr. Rudolph, which represents compensation equal to 12 months base pay plus additional compensation based on years of service; (ii) if such officer is enrolled in the Company’s medical plan, COBRA medical coverage premiums for 12 months plus additional months based on years of service (up to a maximum of 18 months); and (iii) 12 months of outplacement services (such benefits in (a) through (c), the “Severance Benefits”). The aggregate amount of the Severance Benefits is expected to be $593,598 for Dr. Blankenship and $709,240 for Mr. Rudolph. Upon separation, Dr. Blankenship and Mr. Rudolph will each cease to be eligible for any benefits under the CIC Agreements.

68    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

EXECUTIVE COMPENSATION

Payment of the Severance Benefits to the individual is contingent upon such individual being satisfactorily employed by the Company through January 3, 2020, in the case of Dr. Blankenship, and February 28, 2020, in the case of Mr. Rudolph, or in each case, such earlier date as the Company may determine it no longer needs such officer’s services and terminates their employment without cause, such definition as determined by the Compensation Committee of the Board (the “Compensation Committee”).

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of December 30, 2019 (the “Record Date”), information with respect to beneficial ownership of our Common Stock by (i) each person who we know to beneficially own more than 5% of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each NEO listed in the Summary Compensation Table herein and (iv) all of our directors and executive officers (employed as of the Record Date) of the Company as a group. The address of each director and executive officer shown in the table below is c/o Jack in the Box Inc., 9357 Spectrum Center Blvd., San Diego, CA 92123.

We determined the number of shares of Common Stock beneficially owned by each person under rules promulgated by the SEC, based on information obtained from questionnaires, Company records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity had the right to acquire within sixty days of December 30, 2019. All percentages are based on the shares of Common Stock outstanding as of December 30, 2019. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as beneficially owned by that holder.

Security Ownership of Certain Beneficial Owners

Name	Number of Shares of Common Stock Beneficially Owned as of December 30, 2019	Percent of Class

BlackRock Inc. (1)	2,997,470	13.0%

The Vanguard Group Inc. (2)	2,532,574	11.0%

Millennium Management LLC (3)	1,242,681	5.4%
(1)

According to its Form 13F filings as of September 30, 2019, BlackRock Inc. had investment discretion with respect to accounts holding 2,997,470 shares, of which it had sole voting power with respect to 2,932,915 shares and no voting power with respect to 64,555 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York NY 10055.

(2)

According to its Form 13F filings as of September 30, 2019, The Vanguard Group Inc., on behalf of itself and its direct subsidiaries, Vanguard Fiduciary Trust Co, and Vanguard Investments Australia, Ltd., had investment discretion with respect to accounts holding 2,532,574 shares. The Vanguard Group Inc. was the beneficial owner of 2,499,482 shares, of which it had sole voting power with respect to 3,072 shares and no voting power with respect to 2,298,711 shares. Vanguard Fiduciary Trust Co was the beneficial owner of 26,545 shares, of which it had sole voting power. Vanguard Investments Australia, Ltd. was the beneficial owner of 3,475 shares, of which it had shared voting power. The address of The Vanguard Group, Inc. is P.O. Box 2600 Valley Forge, Pennsylvania 19482-2600.

(3)

According to its Form 13F filings as of September 30, 2019, Millennium Management LLC. had investment discretion with respect to accounts holding 1,242,681 shares, of which it had sole voting power with respect to 1,242,681 shares. The address of Millennium Management LLC is 666 5th Avenue New York NY 10103.

70    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Of Directors and Management

Name	Shares (1) Direct Holdings	Options Exercisable Within 60 Days (2)	Restricted Shares (3)	Deferred Stock Equivalents / Units (4)	Unvested RSUs (5)	Total Shares Beneficially Owned	Percent of Class (6)
Mr. Comma	69,928	98,673	—	3,000	34,700	206,301	*
Mr. Tucker	3,425	—	—	—	—	3,425	*
Dr. Blankenship	17,523	21,552	—	—	3,396	42,471	*
Mr. Rudolph	20,290	43,778	33,243	—	30,669	127,980	*
Mr. Tom	942	2,159	—	—	—	3,101	*
Ms. Birch	—	—	—	—	824	824	*
Mr. Gainor	600	—	—	—	824	1,424	*
Mr. Goebel	8,524	—	—	9,276	1,138	18,938	*
Ms. John	2,433	—	—	2,016	1,138	5,587	*
Ms. Kleiner	6,556	—	—	7,729	1,138	15,423	*
Mr. Murphy	—	—	—	64,796	1,138	65,934	*
Mr. Myers	5,843	—	—	13,646	1,138	20,627	*
Mr. Tehle	4,477	—	—	47,841	1,138	53,456	*
Mr. Wyatt	6,044	—	—	10,757	1,138	17,939	*
Ms. Yeung	—	—	—	2,979	1,138	4,117	*
All Directors and Executive Officers as a Group (23 persons)	162,265	196,142	33,243	162,040	85,984	636,674	2.7%
*	Asterisk in the percent of class column indicates beneficial ownership of less than 1%
(1)	Represents the number of shares of common stock beneficially owned on December 30, 2019.
(2)	Represents options that were exercisable on December 30, 2019 and options that become exercisable within 60 days of December 30, 2019.
(3)

Represents restricted stock awards held by Mr. Rudolph, which shares may be voted, but are not available for sale or other disposition until the expiration of vesting restrictions upon his termination of service.

(4)

Represents (a) for Mr. Comma, deferred performance vested restricted stock units, and (b) for directors, (i) Common Stock equivalents attributed to cash compensation deferred under the Director Deferred Compensation Plan and (ii) deferred RSUs and related dividends. (As described in the Director Compensation section of this Proxy Statement, these deferrals are convertible on a one-for-one basis into shares of Common Stock upon a director’s termination of service.)

(5)

Represents (a) for executive officers, RSUs that fully vest upon termination of service and are convertible on a one-for-one basis into shares of Common Stock upon vesting, and (b) for directors, RSUs that fully vest upon the earlier of 12 months from the date of grant or upon termination of service.

(6)

For purposes of computing the percentage of outstanding shares held by each person or group of persons named in the Beneficial Ownership table on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    71

OTHER INFORMATION

OTHER INFORMATION

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company’s policy that the Audit Committee approve or ratify transactions involving the Company and its directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules.

During fiscal year 2019, the Company was not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of its directors, named executive officers or other executive officers, any holder of more than 5% of its Common Stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” above.

72    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

This Proxy Statement contains information regarding Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin, and Operating EBIT, which are non-GAAP financial measures. Management believes that these measurements, when viewed with the Company’s results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company’s core business without regard to potential distortions. Additionally, Restaurant-Level Margin and Operating EBIT were used by the Compensation Committee in determining annual incentive targets further discussed in the Proxy Statement.

Operating Earnings Per Share

Operating Earnings Per Share represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company-operated restaurants, restructuring charges, loss on early termination of interest rate swaps and debt extinguishment, the non-cash impact of the Tax Act, and the excess tax benefits from share-based compensation arrangements. Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.

Below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	52 Weeks Ended
	September 29, 2019	September 30, 2018

Diluted earnings per share from continuing operations — GAAP	$3.52	$3.62

Loss on early termination of interest rate swaps and debt extinguishment	0.64	—

Gains on the sale of company-operated restaurants	(0.04)	(1.16)

Restructuring charges	0.24	0.27

Non-cash impact of the Tax Cuts and Jobs Act	—	1.13

Excess tax benefits from share based compensation arrangements	—	(0.07)

Operating earnings per share — Non-GAAP	$4.35	$3.79

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, and the amortization of franchise tenant improvement allowances and other. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company’s ongoing cash earnings, from which capital investments are made and debt is serviced.

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    A-1

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).

	52 Weeks Ended
	September 29, 2019	September 30, 2018

Net earnings — GAAP	$94,437	$121,371

Earnings from discontinued operations, net of income taxes	(2,690)	(17,032)

Income taxes	24,025	81,728

Interest expense, net	84,967	45,547

Gains on the sale of company-operated restaurants	(1,366)	(46,164)

Impairment and other charges, net	12,455	18,418

Depreciation and amortization	55,181	59,422

Amortization of franchise tenant improvement allowances and other	1,983	862

Adjusted EBITDA — Non-GAAP	$268,992	$264,152

Restaurant Level Margin

Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, payroll and employee benefits, and occupancy and other costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, impairment and other charges, net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company’s core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-owned restaurants. Additionally, Restaurant-Level Margin is one of the metrics used in determining payouts under the 2019 Annual Incentives.

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	52 Weeks Ended
	September 29, 2019	September 30, 2018

Earnings from operations — GAAP	$202,223	$233,447

Franchise rental revenues	(272,815)	(259,047)

Franchise royalties and other	(169,811)	(162,585)

Franchise contributions for advertising and other services	(170,674)	—

Franchise occupancy expenses	166,584	158,319

Franchise support and other costs	12,110	11,593

Franchise advertising and other services expenses	178,093	—

Selling, general and administrative expenses	76,357	104,816

Impairment and other charges, net	12,455	18,418

Gains on the sale of company-operated restaurants	(1,366)	(46,164)

Depreciation and amortization	55,181	59,422

Restaurant-Level Margin — Non-GAAP	$88,337	$118,219

Company restaurant sales	$336,807	$448,058

Restaurant-Level Margin % — Non-GAAP	26.2%	26.4%

A-2    JACK IN THE BOX INC.  ï  2020 PROXY STATEMENT

APPENDIX A—RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS

Operating EBIT

Operating EBIT represents net earnings on a GAAP basis excluding earnings or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants and restructuring charges. Management believes Operating EBIT is useful to investors to gain an understanding of the factors and trends affecting the company’s ongoing cash earnings, from which capital investments are made and debt is serviced. Additionally, Operating EBIT is one of the metrics used in determining payouts under the 2019 Annual Incentives. Operating EBIT should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies.

Below is a reconciliation of non-GAAP Operating EBIT to the most directly comparable GAAP measure, net earnings (in thousands).

52 Weeks Ended September 29, 2019

Net earnings — GAAP	$94,437

Earnings from discontinued operations, net of income taxes	(2,690)

Income taxes	24,025

Interest expense, net	84,967

Gains on the sale of company-operated restaurants	(1,366)

Restructuring charges	8,455

Operating EBIT — Non-GAAP	$207,828

JACK IN THE BOX INC.   ï  2020 PROXY STATEMENT    A-3

JACK IN THE BOX INC. 9330 BALBOA AVENUE SAN DIEGO, CALIFORNIA 92123

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E88362-P31752 KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

JACK IN THE BOX INC.
The Board of Directors recommends you vote FOR all 10 nominees listed and FOR proposals 2 and 3.
1.	Election of Directors	For	Against	Abstain
	Nominees:						For	Against	Abstain
	1a. Jean M. Birch 1b. Leonard A. Comma 1c. John P. Gainor	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2. 3.	1j. Vivien M. Yeung Ratification of the appointment of KPMG LLP as independent registered public accountants. Advisory approval of executive compensation.	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
	1d. David L. Goebel 1e. Sharon P. John	☐ ☐	☐ ☐	☐ ☐
	1f. Madeleine A. Kleiner	☐	☐	☐
	1g. Michael W. Murphy	☐	☐	☐
	1h. James M. Myers	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
	1i. David M. Tehle	☐	☐	☐

	For address changes and/or comments, please check this box and write them on the back where indicated.			☐

	Please indicate if you plan to attend this meeting.	☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and the 2019 Annual Report on Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — —

E88363-P31752

JACK IN THE BOX INC. Annual Meeting of Stockholders February 28, 2020, 8:30 a.m., Pacific Time This proxy is solicited by the Board of Directors

The undersigned hereby appoints Leonard A. Comma and Phillip H. Rudolph, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Jack in the Box Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Stockholders of the company to be held February 28, 2020, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side